EXHIBIT 10














                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            TREDEGAR INDUSTRIES, INC.

                                       AND

                            LONG REACH HOLDINGS, INC.










                                 MARCH 27, 1996

































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                                TABLE OF CONTENTS
                                                                          Page

  RECITALS..................................................................  1

                    ARTICLE I
                   DEFINITIONS

  1.1      Affiliate........................................................  1
  1.2      Adjustment Statement.............................................  2
  1.3      Agreement........................................................  2
  1.4      Assignment and Assumption Agreement..............................  2
  1.5      Benefit Plan.....................................................  2
  1.6      Brudi, Ltd.......................................................  3
  1.7      Brudi, Ltd. Interim Agreement....................................  3
  1.8      Brudi Pacific....................................................  3
  1.9      Brudi Pacific Stock..............................................  3
  1.10     Buyer............................................................  3
  1.11     Buyer's Closing Certificate......................................  3
  1.12     Closing..........................................................  3
  1.13     Closing Date.....................................................  3
  1.14     Closing Date Net Working Capital Amount..........................  4
  1.15     Closing Date Working Capital Statement...........................  4
  1.16     Code.............................................................  4
  1.17     Company..........................................................  4
  1.18     Company Common Stock.............................................  4
  1.19     Company Subsidiary...............................................  4
  1.20     Contested Adjustments............................................  4
  1.21     Contested Adjustment Notice......................................  4
  1.22     Continuing Employees.............................................  4
  1.23     Contracts........................................................  5
  1.24     .................................................................  5
  1.25     Equipment........................................................  5
  1.26     ERISA............................................................  5
  1.27     Federal Income Taxes.............................................  5
  1.28     Financial Statements.............................................  5
  1.29     GAAP.............................................................  5
  1.30     Group............................................................  5
  1.31     HSR Act..........................................................  6
  1.32     Independent Accountant...........................................  6
  1.33     Intellectual Property............................................  6
  1.34     Interim Financial Statements.....................................  6
  1.35     Knowledge of the Seller..........................................  6

                                       (i)

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                                                                           Page

  1.36     Law..............................................................  6
  1.37     Leased Real Property.............................................  7
  1.38     Lien.............................................................  7
  1.39     Loss or Losses...................................................  7
  1.40     Modified GAAP....................................................  7
  1.41     Net Working Capital..............................................  7
  1.42     Opinion of Buyer's Counsel.......................................  8
  1.43     Opinion of Seller's and the Company's Counsel....................  8
  1.44     Permitted Liens..................................................  8
  1.45     Permits..........................................................  8
  1.46     Person...........................................................  8
  1.47     Pre-Closing Transactions.........................................  8
  1.48     Prior Purchase Documents.........................................  9
  1.49     Purchase Price...................................................  9
  1.50     Real Property....................................................  9
  1.51     Real Property Leases.............................................  9
  1.52     Retained Liabilities.............................................  9
  1.53     Seller...........................................................  9
  1.54     Seller's Closing Certificate.....................................  9
  1.55     Settlement Amount................................................  9
  1.56     Settlement Amount Certificate.................................... 10
  1.57     Settlement Date.................................................. 10
  1.58     Shares........................................................... 10
  1.59     State Income Tax................................................. 10
  1.60     State Tax Amount................................................. 11
  1.61     State Tax Dispute................................................ 11
  1.62     Taxes............................................................ 11
  1.63     Tax Return....................................................... 11

                                   ARTICLE II
                                PURCHASE AND SALE

  2.1      Sale of the Company Common Stock and Brudi Pacific Stock......... 11
  2.2      Purchase Price................................................... 12
  2.3      Closing.......................................................... 12
  2.4      Transactions Prior To Closing.................................... 12
  2.5      Purchase Price Adjustment........................................ 13

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

  3.1      Organization and Qualification................................... 16

                                      (ii)

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                                                                           Page

3.2      Execution, Delivery and Performance................................ 16
3.3      Authorization...................................................... 17
3.4      Status of the Company and Company Subsidiaries..................... 17
3.5      Capital Stock of the Company and Brudi Pacific..................... 18
3.6      Financial Statements............................................... 20
3.7      Absence of Changes................................................. 20
3.8      Real Property...................................................... 23
3.9      Equipment.......................................................... 24
3.10     Compliance with Law................................................ 24
3.11     Contracts, Agreements, etc......................................... 25
3.12     Litigation......................................................... 28
3.13     Insurance.......................................................... 28
3.14     Benefit Plans:  ERISA Compliance................................... 29
3.15     Employment Matters................................................. 34
3.16     Taxes.............................................................. 35
3.17     Transactions With Affiliates....................................... 37
3.18     No Broker.......................................................... 38
3.19     Relationships with Customers, Suppliers and Distributors........... 38

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

4.1      Organization....................................................... 39
4.2      Execution, Delivery and Performance................................ 39
4.3      Authorization...................................................... 39
4.4      No Broker.......................................................... 40
4.5      Purchase for Investment............................................ 40

                                    ARTICLE V
             CERTAIN COVENANTS AND OTHER MATTERS PENDING THE CLOSING

5.1      Delivery of Disclosure Schedules and Exhibits...................... 41
5.2      Carry on in Regular Course......................................... 41
5.3      Distributions...................................................... 41
5.4      Indebtedness....................................................... 42
5.5      Issuance of Stock.................................................. 42
5.6      Compensation....................................................... 42
5.7      Compliance with Law................................................ 42
5.8      Access to Information.............................................. 43
5.9      Cooperation; Best Efforts.......................................... 44
5.10     Consents........................................................... 44
5.11     Publicity.......................................................... 44

                                      (iii)

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                                                                           Page

5.12     Confidentiality.................................................... 45
5.13     Articles and Bylaws................................................ 45
5.14     Supplemental Information........................................... 45
5.15     Exclusivity........................................................ 46
5.16     Financial Statements and Management Report......................... 46
5.17     Termination of Certain Agreements.................................. 47
5.18     Environmental Inspection........................................... 47
5.19     Affiliate Relationships............................................ 47

                                   ARTICLE VI
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

6.1      Conditions Precedent to Each Party's Obligations to Closing........ 47
6.2      Conditions Precedent to Obligations of the Buyer................... 48
6.3      Conditions Precedent to Obligations of the Seller.................. 50

                                   ARTICLE VII
                              ADDITIONAL COVENANTS

7.1      Employee Benefit Plans and Practices............................... 51
7.2      Termination: Severance............................................. 56
7.3      Income Tax Matters................................................. 57
7.4      Use of the Names................................................... 64
7.5      Access to Books and Records........................................ 65
7.6      Noncompetition..................................................... 65
7.7      Disclosure......................................................... 68

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

8.1      Limitation on and Survival of Representations and Warranties....... 68
8.2      Indemnification by the Seller...................................... 69
8.3      Indemnification by Buyer........................................... 70
8.4      Limitation of Liability............................................ 71
8.5      Notice of Indemnity Claims......................................... 72
8.6      Relationship of Section 7.3 to Sections 8.2, 8.3 and 8.5........... 72
8.7      Indemnity Amounts to be Computed on After-Tax Basis................ 73

                                   ARTICLE IX
                                   TERMINATION

9.1      Termination........................................................ 73

                                      (iv)

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                                                                          Page

9.2      Effect of Termination.............................................. 74
9.3      Amendment.......................................................... 75
9.4      Extension; Waiver.................................................. 75

                                    ARTICLE X
                                  MISCELLANEOUS

10.1     Entire Agreement................................................... 75
10.2     Expenses........................................................... 75
10.3     Governing Law...................................................... 76
10.4     Assignment......................................................... 76
10.5     Notices............................................................ 76
10.6     Counterparts; Headings............................................. 77
10.7     Specific Performance............................................... 78
10.8     Interpretation..................................................... 78
10.9     Severability....................................................... 78
10.10    No Reliance........................................................ 78


                                       (v)

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                                    EXHIBITS

EXHIBIT 1.4     Assignment and Assumption Agreement
EXHIBIT 1.7     Brudi, Ltd. Interim Agreement
EXHIBIT 1.11    Buyer's Closing Certificate
EXHIBIT 1.42    Opinion of Buyer's Counsel
EXHIBIT 1.43    Opinion of Seller's and the Company's Counsel
EXHIBIT 1.51    Seller's Closing Certificate
EXHIBIT 2.2     Purchase Price Allocation


                                    SCHEDULES

SCHEDULE 1.19   Company Subsidiaries
SCHEDULE 1.28   Financial Statements
SCHEDULE 1.34   Interim Financial Statements
SCHEDULE 1.44   Permitted Liens
SCHEDULE 2.4    Kelso Real Property
SCHEDULE 3.2    Seller's Execution, Delivery and Performance; Exceptions
SCHEDULE 3.4A   Foreign Qualifications of the Company
SCHEDULE 3.4B   Subsidiaries and Other Investments
SCHEDULE 3.7    Changes
SCHEDULE 3.8A   Real Property; Exceptions
SCHEDULE 3.8B   Leased Real Property
SCHEDULE 3.9A   Equipment
SCHEDULE 3.9B   Leased Equipment
SCHEDULE 3.9C   Intellectual Property
SCHEDULE 3.10A  Permits
SCHEDULE 3.10B  Compliance with Law Exceptions
SCHEDULE 3.11   Contracts; Exceptions
SCHEDULE 3.12   Litigation
SCHEDULE 3.13   Insurance; Claims
SCHEDULE 3.14   Employee Benefits
SCHEDULE 3.15   Employment Matters
SCHEDULE 3.16   Taxes
SCHEDULE 3.17   Transactions with Affiliates
SCHEDULE 4.2    Buyer's Execution, Delivery and Performance; Exceptions
SCHEDULE 7.2B   Wage and Salary Rates
SCHEDULE 7.2C   Severance Policy


                                      (vi)

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, made as of the 27th day of March, 1996, by and between TREDEGAR INDUSTRIES, INC., a Virginia corporation, and LONG REACH HOLDINGS, INC., a Delaware corporation.

                                    RECITALS
         WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of the Company and the Seller beneficially owns all of the issued and outstanding shares of capital stock of Brudi Pacific; and
         WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, all of the issued and outstanding shares of capital stock of the Company and Brudi Pacific upon the terms and subject to the conditions of this Agreement.
         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

                                    ARTICLE I
                                   DEFINITIONS
          When used in this Agreement, the following terms shall have the meanings specified:
          1.1 Affiliate. "Affiliate" shall mean, with respect to any specified Person, (a) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, or (b) any other Person


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who is a  director,  officer or  partner  or is,  directly  or  indirectly,  the beneficial owner of 50 percent or more of any class of equity securities, of the specified Person or a Person described in clause (a) of this paragraph. For purposes of the definition, "control" means the beneficial ownership of 50 percent or more of any class of equity securities of such Person. For purposes of this Agreement only, (i) immediately following the Closing, neither the Company nor any Company Subsidiary shall be deemed to be a Seller's Affiliate, and (ii) Brudi, Ltd. shall be deemed an Affiliate of Seller at the time Seller acquires or otherwise becomes the owner of, but only for so long as Seller retains ownership of, 50% or more of the outstanding capital stock of Brudi, Ltd.
          1.2 Adjustment Statement. "Adjustment Statement" shall have the meaning set forth in Section 2.5(b) hereof.
          1.3 Agreement. "Agreement" shall mean this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.
         1.4 Assignment and Assumption Agreement. "Assignment and Assumption Agreement" shall mean the agreement in the form attached hereto as Exhibit 1.4, pursuant to which (i) the Company shall transfer to Seller, or its designee, and the Seller or its designee shall assume, and release the Company from, the Retained Liabilities and (ii) the Company shall transfer to Seller by dividend, or otherwise, all of the outstanding capital stock of Brudi, Ltd.
          1.5 Benefit Plan.  "Benefit  Plan" shall have the meaning set forth in
Section 3.14(a).
                                                      -2-

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          1.6 Brudi,  Ltd.  "Brudi,  Ltd."  shall mean  Brudi,  Ltd.,  a British corporation.
          1.7 Brudi, Ltd. Interim Agreement. "Brudi, Ltd. Interim Agreement" shall mean the agreement substantially in the form of Exhibit 1.7 attached hereto, by and among the Seller, Brudi, Ltd. and the Buyer which provides for among other things: (i) the purchase by Buyer of the Brudi, Ltd. inventory (as defined therein) at fair market value, (ii) Brudi, Ltd.'s agreement not to compete to the extent, and as provided therein, and (iii) the cooperation of Seller in the transition of the current arrangement with Auramo Europe.

          1.8 Brudi Pacific. "Brudi Pacific" shall mean Brudi Pacific Pty Ltd., an Australian corporation.
          1.9 Brudi Pacific Stock. "Brudi Pacific Stock" shall mean all of the issued and outstanding capital stock of Brudi Pacific consisting of 8,735 ordinary shares, $1.00 par value per share.
          1.10 Buyer. "Buyer" shall mean Long Reach Holdings, Inc., a Delaware corporation.
          1.11 Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the certificate of the Buyer in the form of Exhibit 1.11 attached hereto.
         1.12 Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, or such other time as the parties may agree, on the Closing Date, at the offices of Hunton & Williams, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia.
          1.13 Closing Date. "Closing Date" shall mean May 31, 1996, or such other date as the parties may mutually agree in writing.
                                                      -3-

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          1.14  Closing  Date Net  Working  Capital  Amount.  "Closing  Date Net
Working Capital Amount" shall mean the combined Net Working Capital of the Company and the Company Subsidiaries, as of the close of business on the date immediately preceding the Closing Date.
          1.15 Closing Date Working Capital Statement. "Closing Date Working Capital Statement" shall have the meaning set forth in Section 2.5(a) hereof.
          1.16 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended
          1.17 Company. The "Company" shall mean Brudi, Inc., an Oregon corporation.
          1.18 Company Common Stock. "Company Common Stock" shall mean all of the issued and outstanding capital stock of the Company, consisting of 5,000 shares of common stock, no par value.
          1.19  Company  Subsidiary.   "Company   Subsidiary"  shall  mean  each
subsidiary of the Company listed on Schedule 1.19. For purposes of this Agreement, the term "Company Subsidiary" shall also include Brudi Pacific but shall specifically exclude Brudi, Ltd. and Auramo/Brudi New Zealand, Limited.
          1.20 Contested Adjustments. "Contested Adjustments" shall have the meaning set forth in Section 2.5(b) hereof.
          1.21 Contested Adjustment Notice. "Contested Adjustment Notice" shall have the meaning set forth in Section 2.5(b) hereof.
          1.22 Continuing Employees. "Continuing Employees" shall have the meaning set forth in Section 7.1(a) hereof.

                                                      -4-

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         1.23  Contracts.  "Contracts"  shall  mean all  contracts,  agreements,
leases   (other  than  those  listed  on  Schedule   3.8B  or  Schedule   3.9B),
relationships and commitments, written or oral, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that are included in Schedule 3.11.
         1.24         Intentionally Omitted
         1.25  Equipment.   "Equipment"  shall  mean  all  machinery,  vehicles,
equipment, furniture, fixtures, furnishings, parts and other items of tangible personal property owned or leased by the Company or a Company Subsidiary and that are listed on the Company's "Depreciation Expense Report."
          1.26 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
          1.27 Federal Income Taxes. "Federal Income Taxes" shall mean Taxes imposed by the United States Government based upon or measured by net income.
         1.28 Financial Statements. "Financial Statements" shall mean the internally prepared combined balance sheets of the Company and the Company Subsidiaries as of December 31, 1995 and 1994, and the notes thereto, and the related combined statements of income and cash flows for the years ended December 31, 1995, 1994 and 1993, prepared in accordance with Modified GAAP, all of which are attached hereto as Schedule 1.28.
          1.29 GAAP. "GAAP" shall mean U.S. generally accepted accounting principles as in effect on the date hereof.
          1.30 Group. "Group" shall collectively mean all affiliated groups of corporations of which the Company or any Company Subsidiary is or has been a member
                                                      -5-

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that has filed or will file any  consolidated  Tax Returns for any period ending on or before the Closing Date for which the statute of limitations has not yet expired.
          1.31 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. ss. 18a), as amended.
          1.32 Independent Accountant. "Independent Accountant" shall have the meaning set forth in Section 2.5(c) hereof.
          1.33 Intellectual Property. "Intellectual Property" shall mean any trademarks, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs and processes.
         1.34 Interim Financial Statements. "Interim Financial Statements" shall mean the internally prepared combined balance sheet of the Company and the Company Subsidiaries as of February 29, 1996, and the notes thereto, and the related combined statements of income and cash flows for the two months ended February 29, 1996, prepared in accordance with Modified GAAP, all of which are attached hereto as Schedule 1.34.
          1.35 Knowledge of the Seller. "Knowledge of the Seller" shall mean current actual knowledge of Richard W. Goodrum, Thomas G. Cochran or Christina Chang-Howitz and, in the case of Section 3.10 shall include William M. Street, Jr. (Manager, Health and Safety), and in the case of Section 3.16 shall include Charles L. Ewell (Manager, Taxes).
          1.36 Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder, all of the foregoing as in effect on the date hereof.

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          1.37 Leased  Real  Property.  "Leased  Real  Property"  shall have the meaning set forth in Section 3.8(b) hereof.
          1.38 Lien. "Lien" shall mean any mortgage, lien, charge, pledge, security interest, easement, encroachment or encumbrance.
         1.39 Loss or Losses. "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages, penalties and expenses. In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all reasonable attorney's fees and expenses incurred by the party enforcing such indemnity.
         1.40 Modified GAAP. "Modified GAAP" shall mean GAAP modified: (a) to give effect to the Pre-Closing Transactions and, in conjunction therewith, reflect the net amount due to or due from the Seller and its Affiliates as a separate component of combined shareholder's equity and (b) to reflect the allowances maintained in the Company's books and records for Clark and Wiggins receivables, which will not be reduced or increased as of the Closing Date from the amounts maintained on the Interim Financial Statements, regardless of the Company's assessment of probable loss. For this purpose, the net amount due to or from the Seller and its Affiliates shall include cash and cash equivalents and the net current Federal and State Income Taxes payable or recoverable.
         1.41 Net Working Capital. "Net Working Capital" shall mean an amount equal to the difference between (a) the sum of accounts and notes receivable, inventories and prepaid expenses, and (b) the sum of accounts payable and accrued expenses (excluding any Federal and State Income Taxes payable or receivable but including any foreign Taxes payable or receivable), all computed on a combined basis for the Company and the Company

Subsidiaries in accordance with Modified GAAP consistently applied. In no event shall the calculation or computation of Net Working Capital include any amounts owing to the Seller, its Affiliates, the Company or any of the Company Subsidiaries.
          1.42 Opinion of Buyer's Counsel. "Opinion of Buyer's Counsel" shall mean the opinion of Mayor, Day, Caldwell and Keeton, L.L.P., substantially in the form of Exhibit 1.42 attached hereto.
          1.43 Opinion of Seller's and the Company's Counsel. "Opinion of Seller's and the Company's Counsel" shall mean the opinion of Hunton & Williams, substantially in the form of Exhibit 1.43 attached hereto.
         1.44 Permitted Liens. "Permitted Liens" shall mean (i) Liens for taxes not yet due and payable, (ii) covenants, conditions and restrictions of record,
(iii) title defects that do not materially interfere with the existing use of the asset and do not materially and adversely affect the marketability thereof, and (iv) those Liens affecting the assets of the Company or any Company Subsidiary that are listed on Schedule 1.44 attached hereto.
         1.45 Permits. "Permits" shall mean all material written permits, licenses and governmental authorizations, registrations and approvals required, as of the date hereof, to be obtained in the conduct of the business of the Company or any Company Subsidiary, including, but not limited to, those Permits listed on Schedule 3.10A attached hereto.
          1.46 Person. "Person" shall mean any individual, corporation, proprietorship, partnership, limited liability company, trust or other legal entity.
          1.47 Pre-Closing Transactions. "Pre-Closing Transactions" shall have the meaning set forth in Section 2.4 hereof.

          1.48 Prior Purchase Documents. "Prior Purchase Documents" shall mean all contracts relating to Seller's acquisition of the Company and Brudi Pacific, including without limitation any agreements or understandings with respect to covenants not to compete.
          1.49 Purchase Price. "Purchase Price" shall mean the amount specified in Section 2.2 hereof, as adjusted or provided herein.
          1.50 Real Property. "Real Property" shall have the meaning set forth in Section 3.8(a) hereof.
          1.51 Real Property Leases. "Real Property Leases" shall have the meaning set forth in Section 3.8(b) hereof.
         1.52 Retained Liabilities. "Retained Liabilities" shall mean: (i) all Losses arising out of or related to the Company's or Seller's ownership of the real property described in Schedule 2.4; and (ii) all Losses arising out of, or incurred by virtue of, the Company's ownership of the capital stock of Brudi, Ltd., or the Company's participation in, or control over, the management of Brudi, Ltd., including, without limitation, liabilities arising out of the business or operations of Brudi, Ltd. for which the Company may be liable solely by virtue of its ownership of the capital stock of Brudi, Ltd.
          1.53 Seller. "Seller" shall mean Tredegar Industries, Inc., a Virginia corporation.
          1.54 Seller's Closing Certificate. "Seller's Closing Certificate" shall mean the certificate of the Seller in the form of Exhibit 1.54 attached hereto.
          1.55 Settlement Amount. "Settlement Amount" shall mean an amount (which may be a positive or a negative number) equal to Net Working Capital of the Company and
                                                      -9-
the Company Subsidiaries, on a combined basis, as of February 29, 1996, minus the Closing Date Net Working Capital Amount.
          1.56 Settlement Amount Certificate. "Settlement Amount Certificate" shall have the meaning set forth in Section 2.5(c) hereof.
          1.57 Settlement Date. "Settlement Date" shall mean the following, as the case may be:
                      (a) If Buyer has not timely delivered an Adjustment Statement to Seller, then 30 days after the date Buyer receives the Closing Date Working Capital Statement;
                      (b) Subject to clause (a) of this Section 1.57, if Seller has not timely delivered a Contested Adjustment Notice to Buyer, then 30 days after the date Seller receives the Adjustment Statement from Buyer;
                      (c) If Seller and Buyer have any disputes regarding Contested Adjustments and they resolve all such disputes, then seven days after such resolution; or
                      (d) Subject to clause (c) of this Section 1.57, if the Independent Accountant has been retained, seven days after the date of the Independent Accountant's determination of the Settlement Amount.
          1.58 Shares. "Shares" shall have the meaning set forth in Section 3.5(c) hereof.
          1.59 State Income Tax. "State Income Tax" shall mean any Tax imposed by a State in the United States that is based on or measured by net income.

          1.60 State Tax Amount. "State Tax Amount" shall mean the amount of State Income Taxes determined by the Independent Accountant to be payable pursuant to Section 2.5(c), less any amounts that the Seller has previously paid to Buyer with respect thereto.
          1.61 State Tax Dispute. "State Tax Dispute" shall have the meaning set forth in Section 7.3(b) hereof.
         1.62 Taxes. "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, which are imposed by any governmental authority, and such term shall include any interest, penalties or additions to tax attributable thereto. Thus, for example, any obligations to hold a party harmless from Federal Income Taxes for a taxable period includes the obligation to hold the party harmless from any addition to tax, interest, or penalty imposed with respect to such Federal Income Taxes.
          1.63 Tax Return. "Tax Return" shall mean any report, return or other information statement required to be supplied to a governmental authority in connection with any Taxes.

                                   ARTICLE II
                                PURCHASE AND SALE
         2.1 Sale of the Company Common Stock and Brudi Pacific Stock. Upon the terms and subject to the conditions of this Agreement, and in consideration of the Purchase Price to be paid by the Buyer to the Seller, the Seller shall sell free and clear of all Liens, and the Buyer shall purchase, on the Closing Date,
(i) all of the Company Common Stock, and (ii) all of the Brudi Pacific Stock.

         2.2 Purchase Price. The aggregate purchase price to be paid by the Buyer to the Seller for the Company Common Stock and the Brudi Pacific Stock shall be $ 18,150,000 (the "Purchase Price"), which amount shall be paid by wire transfer in immediately available funds and which amount shall be subject to adjustment as provided in Section 2.5. The Purchase Price shall be allocated between the Company Common Stock and Brudi Pacific Stock as set forth on Exhibit
2.2 attached hereto. Each of Seller and Buyer agrees that, with respect to all Tax Returns filed by it that reflect the transactions contemplated hereby, it will conform to and not take a position inconsistent with such allocation.
         2.3 Closing. At the Closing, in addition to the deliveries required to be made at or prior to the Closing pursuant to Article VI hereof, the Buyer shall deliver to the Seller the Purchase Price as specified in Section 2.2 hereof and the Seller shall (i) deliver to the Buyer one or more stock certificates representing the Company Common Stock, duly endorsed for transfer or accompanied by duly executed stock powers and (ii) deliver or cause to be delivered to Buyer one or more stock certificates representing the Brudi Pacific Stock, duly endorsed for transfer or accompanied by duly executed stock powers.
          2.4 Transactions Prior To Closing. Prior to the Closing, the Seller shall cause the following transactions (the "Pre-Closing Transactions") to occur:
          (a) The Company shall convey to Seller, by dividend or otherwise, the outstanding capital stock of Brudi, Ltd. pursuant to the Assignment and Assumption Agreement;
          (b) The Company shall convey to Seller, or Seller's designee, the real property described on Schedule 2.4 hereto;

          (c) The Company and the Company's Affiliates will cause the Seller and the Seller's Affiliates (including but not limited to Brudi, Ltd.) to be relieved or discharged from any and all indebtedness, liabilities, obligations and claims that the Company or the Company's Affiliates may have against the Seller or the Seller's Affiliates (including but not limited to Brudi, Ltd.), whether absolute, matured, contingent or otherwise, including all claims arising under or evidenced by promissory notes in favor of Buyer or Buyer's Affiliates;
          (d) The Seller and the Seller's Affiliates (including but not limited to Brudi, Ltd.), will cause the Company and the Company's Affiliates to be relieved and discharged from any and all indebtedness, liabilities, obligations, and claims that Seller or any of Seller's Affiliates (including but not limited to Brudi, Ltd.), may have against the Company or any of the Company's Affiliates, whether absolute, matured, contingent or otherwise, including all claims arising under or evidenced by promissory notes in favor of Seller; and
          (e) The Company shall transfer to Seller or its designee, and the Seller or its designee shall assume, and release the Company from, the Retained Liabilities pursuant to the Assignment and Assumption Agreement.
         2.5          Purchase Price Adjustment.
          (a) Within 20 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the Closing Date Net Working Capital Amount and the Settlement Amount (the "Closing Date Working Capital Statement").
                                                      -13-

          (b) Buyer may object to any item in the Closing Date Working Capital Statement by delivery of a written statement delivered to Seller (the "Adjustment Statement") within 30 days of receipt of the Closing Date Working Capital Statement. The Adjustment Statement shall set forth in detail all adjustments proposed by Buyer. All such adjustments shall be incorporated into the Closing Date Working Capital Statement unless Seller shall object in writing to such proposed adjustments within 30 days of delivery by Buyer to Seller of the Adjustment Statement. If Seller does object in writing within 30 days to any such proposed adjustments (the proposed adjustment or adjustments to the Closing Date Net Working Capital Amount as to which Seller objects are referred to herein as the "Contested Adjustments" and Seller's objection notice is referred to herein as the "Contested Adjustment Notice"), Buyer and Seller shall use reasonable efforts to resolve their dispute regarding the Consented Adjustments.
          (c) If a final resolution of the Contested Adjustments is not obtained within 10 days after Seller delivers to Buyer such Contested Adjustment Notice, Buyer and Seller shall promptly retain a nationally recognized independent accounting firm (not currently serving as an auditor for Buyer or Seller) acceptable to both Seller and Buyer (the "Independent Accountant") to resolve any remaining disputes concerning the Contested Adjustments. Either Seller or Buyer may retain the Independent Accountant upon the expiration of such 10-day period relating to the negotiation of Contested Adjustments but any such retention shall be on behalf of and for the benefit of both Buyer and Seller. If the Independent Accountant is retained, then (i) Seller and Buyer shall each submit to the Independent Accountant in writing not later than 15 days after the Independent Accountant is
                                                      -14-
retained their respective positions with respect to the Contested Adjustments together with such supporting documentation as they deem necessary or as the Independent Accountant requests, (ii) the Independent Accountant shall, within 30 days after receiving the positions of both Seller and Buyer and all supplementary documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, Seller and Buyer. The fees and expenses of the Independent Accountant shall be paid one-half by Buyer and one-half by Seller. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final amounts of the Closing Date Working Capital Amount and the Settlement Amount (the "Settlement Amount Certificate"). The Closing Date Working Capital Statement shall be deemed to include all proposed adjustments not disputed by Seller and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments.
          (d) On or before the Settlement  Date,  either:
                    (i) If the Settlement Amount is a positive number (i.e., the Closing Date Net Working Capital Amount is less than the Net Working Capital of the Company and the Company Subsidiaries on a combined basis, as of February 29, 1996), Seller shall pay the Settlement Amount in cash to Buyer, plus interest thereon from but not including the Closing Date to and including the date on which payment is made at a rate per annum equal to 5.75 percent; or
                    (ii) If the Settlement Amount is a negative number (i.e., the Closing Date Net Working Capital Amount is greater than the Net Working Capital of the Company and the Company Subsidiaries on a combined basis, as of February 29, 1996), Buyer shall pay to Seller in cash the amount by which the Settlement Amount is less than zero, plus interest thereon from but not including the Closing Date to and including the date on which payment is made at a rate per annum equal to 5.75 percent.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
         The Seller hereby represents and warrants to the Buyer that:
         3.1 Organization and Qualification. The Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.
          3.2  Execution,  Delivery  and  Performance.  Except  as set  forth on
Schedule 3.2, the execution, delivery and performance by the Seller of this Agreement and each agreement
                                                      -16-
or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) materially conflict with, or result in a violation or breach of, or a default, right to accelerate obligations or indebtedness, permit loss of rights under, or result in the creation of any Lien under or pursuant to, any provision of the Seller's Articles of Incorporation or Bylaws or any Law or any finding, order, judgment, writ, injunction or decree to which the Seller is a party or by which the Seller may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any federal, state or local governmental body or authority, regulatory agency, court, or any other person or entity, except notices and approvals required under the HSR Act.
         3.3 Authorization. The Seller has full power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. The Seller's execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement and all agreements or instruments executed by the Seller in connection herewith or delivered by the Seller pursuant hereto have been duly executed and delivered by the Seller, and constitute the Seller's legal, valid and binding obligation, enforceable in accordance with their respective terms.
         3.4          Status of the Company and Company Subsidiaries.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. The Company is duly qualified as a foreign corporation in each jurisdiction in which the nature of its business requires such qualification and in which failure to so qualify would have a material adverse effect on the Company. The jurisdictions in which it is qualified as a foreign corporation are identified on Schedule 3.4A. The jurisdiction of each Company Subsidiary is set forth on Schedule 3.4B, and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copy of the Articles of Incorporation of the Company and each Company Subsidiary and the copy of the Bylaws of the Company and each Company Subsidiary, in each case as heretofore delivered to the Buyer, are true, complete and correct. The Company has the corporate power and authority to own those properties purportedly owned by it and to lease those properties purportedly leased by it and to carry on its business as now being conducted. Except as set forth in Schedule 3.4B, the Company does not have any subsidiaries and does not own shares or capital stock or otherwise have any ownership interest or other investment in or advance to any corporation, partnership, joint venture, entity, enterprise or organization, and the Company is not a partner (general or limited), joint venturer or other member or participant in any partnership, joint venture or other unincorporated association.
         3.5          Capital Stock of the Company and Brudi Pacific.
          (a) The authorized capital stock of the Company consists of 10,000 shares of the Company's common stock, no par value, of which 5,000 shares are issued and outstanding as of the date hereof. All of the shares of the Company Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any stockholder. The Seller owns good, valid and marketable title to the Company Common Stock, free and clear of all Liens, whether absolute, matured, contingent or otherwise. There are no existing subscription options, warrants, calls, commitments or reservations relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any capital stock of the Company.
      (b) The authorized capital stock of Brudi Pacific consists of 10,000 shares of Brudi Pacific's ordinary stock, $1.00 par value per share, of which 8,735 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Brudi Pacific's capital stock have been duly and validly authorized and issued, are fully paid and nonassessable, and were not issued in violation of the preemptive rights of any stockholder. The Seller owns good, valid and marketable title to 8,734 of the issued and outstanding shares of Brudi Pacific's capital stock, and free and clear of all Liens and claims of every kind, whether absolute, matured, contingent or otherwise. One share of the Brudi Pacific Stock is beneficially owned by the Seller and at the Closing, will be free and clear of all Liens whether absolute, matured, contingent or otherwise. There are no existing options, warrants, calls, commitments or reservations relating to, or any securities or rights convertible into, exercisable for or exchangeable for, any capital stock of Brudi Pacific.
                 (c) The assignments, endorsements, stock powers and other instruments of transfer delivered by the Seller to the Buyer at the Closing will be sufficient to transfer the Seller's entire interest in the Company's common stock and the capital stock of Brudi Pacific (collectively, the "Shares"). Upon transfer to the Buyer of the certificates representing such Shares, the Buyer will receive good and marketable title (subject to applicable securities Laws) to such Shares, free and clear of all Liens, other than any Liens that may be imposed by the Buyer on such Shares.
         3.6          Financial Statements.
         (a) The Seller has delivered to the Buyer copies of the Financial Statements and the Interim Financial Statements. The Financial Statements present fairly the combined financial condition, results of operations and cash flows of the Company and the Company Subsidiaries, as of the dates, and for the periods indicated, in conformity with Modified GAAP consistently applied. The Interim Financial Statements present fairly the combined financial condition of the Company and the Company Subsidiaries, as of the date thereof and for the period indicated in conformity with Modified GAAP consistently applied. The Financial Statements and Interim Financial Statements have been prepared in accordance with the books and records of the Company and the Company Subsidiaries and do not reflect any transactions which are not bona fide transactions.
      (b) To the Knowledge of the Seller, the Interim Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements contained therein not misleading (it being understood that any error or omission will be deemed to be immaterial if such error or omission is otherwise disclosed to Buyer pursuant to any other provisions of this Agreement, the schedules and exhibits hereto, or the Interim Financial Statements).
          3.7 Absence of Changes. Except as set forth in Schedule 3.7 or as contemplated by this Agreement, including but not limited to the Pre-Closing Transactions
                                                      -20-
and Section 5.3 hereof, since February 29, 1996 (the "Balance Sheet Date"), neither the Company nor any Company Subsidiary has:
                      (a) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the ordinary course of business, none of which are materially adverse to the business of the Company taken as a whole;
                      (b) paid,  or agreed to pay, any  obligation  or liability
         (absolute or contingent) other than current liabilities reflected in or shown on the Interim Financial Statements as of the date thereof and current liabilities incurred since the date of the Interim Financial Statements in the ordinary course of business;
                      (c) sold,  transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of its assets, property or rights, or waived, released or canceled or otherwise terminated, or agreed to cancel or otherwise terminate, any debts or claims, except in the ordinary course of business and consistent with past practice;
                      (d)  except in  the ordinary   course  of  business,   and
          consistent with past practice, made or permitted any material amendment, termination or modification of any Contract;
                      (e) except for customary  increases or adjustments granted to its employees in accordance with its past practices, increased the rate of compensation payable or to become payable by it to any of its officers, directors or employees or adopted any new, or made any increase in any, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan with any of its officers, directors or employees;
                    (f) made any capital expenditures or created any obligation or commitment therefor in excess of $30,000 for any single item or commit- ment therefor;
                      (g) merged or consolidated  with any other  corporation or entity, or acquired or agreed to acquire any corporation, association, partnership, joint venture or other entity or any interest therein;
                    (h) granted or suffered to exist any Liens with respect to any of its assets or properties, other than Permitted Liens;
                      (i) suffered any damage,  destruction or Loss,  whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services required to conduct its business and operations or suffered any change in its financial condition or in the nature of its business or operations which has had or might have a material adverse effect on its business, operations, assets, properties or prospects considered as a whole;
                    (j) amended or modified, or granted any material exception to, its credit criteria for new or existing customers;
                    (k) changed any of the accounting principles followed by it or the methods of applying such principles;
                                                      -22-

                      (l) incurred any obligation or entered into any contract which required a payment by any party in excess of, or a series of payments which in the aggregate exceed or provides for delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000 (other than purchase orders with customers entered into in the ordinary course of business); or
                    (m) entered into any other material transaction other than in the ordinary course of business.
      3.8          Real Property
      (a) Schedule 3.8A attached hereto contains a complete listing of the real estate owned by the Company and each Company Subsidiary, other than the real property described in Schedule 2.4 (the "Real Property"). Except as reflected on Schedule 3.8A, the Company or such Company Subsidiary, as the case may be, has good and marketable title to all such Real Property, free and clear of any mortgage, claim, security interest, pledge, charge, lien or encumbrance, other than Permitted Liens.
      (b) Schedule 3.8B attached hereto contains a complete listing of the real estate leased by either the Company or the Company Subsidiaries (the "Leased Real Property"). Such Leased Real Property is held by the Company or such Company Subsidiary, as the case may be, under leases that are valid and enforceable, as to the Company or such Company Subsidiary (the "Real Property Leases"). All rent due and payable with respect to the Real Property Leases has been paid or accrued through the date of this Agreement and all rent due and payable with respect to the Real Property Leases on or prior to the Closing Date will have been paid or accrued prior to or on Closing Date.

         3.9 Equipment. (a) Schedule 3.9A hereto contains a reasonably detailed and complete listing of all the Equipment owned by the Company and each Company Subsidiary. Except for dispositions or Losses in the ordinary course of business since the date of such Schedule 3.9A, at the Closing, the Company and each Company Subsidiary will have good and marketable title to all of its respective Equipment, free and clear of any Lien, other than Permitted Liens. Schedule 3.9B hereto contains a reasonably detailed and complete list of all Equipment leased by the Company or any Company Subsidiary that have a term extending more than six months following the Closing Date and which required payments during its original term in excess of $35,000. Seller has delivered to Buyer true and correct copies of all such leases. All of the Equipment listed on Schedule 3.9B is held by the Company or such Company Subsidiary, as the case may be, under leases that are valid and enforceable as to the Company or such Company Subsidiary.
      (b) Schedule 3.9C hereto contains a complete list of the Intellectual Property owned or licensed by the Company and each Company Subsidiary that is material to the business of the Company or such Company Subsidiary taken as a whole. To the Knowledge of Seller, no third party has asserted any interest in such Intellectual Property other than disclosed on Schedule 3.9C nor has any third party alleged that the Company has infringed on any Intellectual Property of any third party.
         3.10 Compliance with Law. To the Knowledge of the Seller, except as reflected on Schedule 3.10B attached hereto, the Company and each Company Subsidiary has obtained all material permits, licenses and authorizations required under, and each is in compliance in all material respects with and no material violations exist under all applicable Laws, including, without limitation, any such Laws relating to the protection of human health or the environment, or relating to the emission, discharge, release, threatened release, use, handling, storing, transportation or disposal of any hazardous or toxic material, hazardous or toxic substance or hazardous or toxic waste.
         3.11 Contracts, Agreements, etc. Schedule 3.11 attached hereto contains a correct and complete list of the following oral or written Contracts, agreements, or arrangements to which either the Company or any Company Subsidiary is a party:
                      (a) notes, mortgages, indentures, loan or credit agreements, equipment lease agreements having a noncancellable term of not less than one year and annual rental payments of not less than $30,000, security agreements each of which secures indebtedness of not less than $30,000, and other agreements and instruments reflecting obligations for borrowed money or other monetary indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to the Company or such Company Subsidiary, in each case creating an actual or potential obligation of the Company or such Company Subsidiary of not less than $30,000, or commitments to enter into any such agreements or commitments;
                    (b) collective bargaining agreements, management consulting and employment agreements and binding agreements or commitments to enter into the same;
                    (c) option, purchase and sale or lease agreements involving any Real Property, Equipment, machinery, personal property or other asset, tangible or
                                                      -25-
         intangible, involving amounts payable by or to the Company or any Company Subsidiary of $30,000 or more;
                     (d) agreements and purchase  orders entered into or issued in the ordinary course of business for the purchase or sale of goods, services, supplies or capital assets requiring aggregate future payments by the Company or any Company Subsidiary of more than $50,000;
                     (e) joint venture or other agreements involving the sharing of profits or losses;
                      (f) contracts or agreements with the Seller or any subsidiary or Affiliate of the Seller (other than the Company or any Company Subsidiary), or any director or officer of the Seller or any subsidiary or Affiliate of the Seller (other than the Company or any Company Subsidiary), or any person who is an immediate relative of any such person, or any combination of such persons;
                      (g) outstanding powers of attorney or agency agreements empowering any person, company or other organization to act for or on behalf of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is granted the authority to act for or on behalf of any person, company or other organization;
                    (h) contracts providing for exclusive distribution rights of the Company's or any Company Subsidiary's products in foreign countries other than Australia;

                      (i)  outstanding  guarantees,   subordination  agreements,
         indemnity agreements and other similar types of agreements, whether or not entered into in the ordinary course of business, which the Company or any Company Subsidiary is or may become liable for or obligated to discharge, or any asset of the Company or any Company Subsidiary is or may become subject to the satisfaction of, any indebtedness, obligation, performance or undertaking of any other person, except for indemnification agreements contained in any of the instruments listed in the Schedules hereto and except for any of the foregoing in which in each case the aggregate obligation of the Company or such Company Subsidiary thereunder is less than $50,000;
                    (j) contracts, orders, decrees or judgments preventing or restricting the Company or any Company Subsidiary from carrying on business in any location;
                      (k)       Prior Purchase Documents; and
                      (l) any contract, commitment or obligation not made in the ordinary course of business and having an unexpired term in excess of one year or requiring aggregate future payments or receipts in excess of $50,000 or otherwise material to the business or operations of the Company taken as a whole.

The Seller has provided the Buyer with access to true and complete copies of all Contracts listed on Schedule 3.11, including all amendments, modifications, waivers and elections applicable thereto.

         Except as set forth in Schedule 3.11, as to the Company or such Company Subsidiary, as the case may be, such Contracts are valid and binding, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting generally the enforcement of creditors' rights), and are in full force and effect. Except as disclosed in Schedule 3.11, there is not under any such Contract, any existing material breach or material default (or event or condition, which after notice or lapse of time, or both, would constitute a material breach or material default), by the Company or such Company Subsidiary, as the case may be, with respect thereto.
         3.12 Litigation. Except as set forth on Schedule 3.12 or Schedule 3.10B, there is no claim, legal action, suit, litigation, arbitration, dispute or investigation, judicial, administrative or otherwise, or any order, decree or judgment, now pending or in effect, or, to the Knowledge of the Seller, threatened or contemplated, that, if adversely determined, would have a material adverse affect on the Company taken as a whole, or the transactions contemplated by this Agreement.
         3.13 Insurance. (a) Attached hereto as Schedule 3.13 is a list of all insurance policies held by, or covering the properties or products of, or other claims against, the Company and each Company Subsidiary now in force, showing for each the current premiums, policy limits and coverages) and the expiration dates of each such policy. Copies of such policies have been provided to Seller. The premiums due thereon have been timely paid. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, no notice of cancellation or termination has been received with respect to any such policy, and such policies will be in effect as of the Closing Date. Seller has furnished to Buyer a list of all claims in excess of $30,000 per claim which have been made by the Company and the Company Subsidiaries (or the Seller on their behalf or for their benefit) for the past year under such policies set forth in Schedule 3.13. Except as set forth on Schedule 3.13, there are not pending or, to the Knowledge of Seller, threatened claims under any insurance policy.
         3.14         Benefit Plans:  ERISA Compliance.
        (a) Except as disclosed in Schedule 3.14, since December 31, 1995, there has not been any adoption or material amendment by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dependent care, cafeteria, employee assistance, scholarship or other plan, program, arrangement or understanding (whether or not covered under Section 3(3) of ERISA and whether or not legally binding) maintained in whole or in part, contributed to, or required to be contributed to by the Company or any Company Subsidiary for the benefit of any present of former officer, employee or director of the Company or any Company Subsidiary (collectively, and including all amendments thereto, for purposes of this Section 3.14, "Benefit Plans").
       (b) Schedule 3.14 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes referred to in this Section 3.14 as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (sometimes referred to in this Section
3.14 as "Welfare Plans") and all other

Benefit Plans maintained in whole or in part, contributed to, or required to be contributed to, from the date of the Seller's acquisition of the Company, by the Company or any Company Subsidiary for the benefit of any present or former officer, employee or director of the Company or any Company Subsidiary. The Company has delivered to Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three annual reports on Form 5500 most recently filed with the United States Internal Revenue Service (the "IRS") with respect to each Benefit Plan (if any such report was required), (iii) the most recent IRS determination letter requested for each Benefit Plan intended to meet the requirements of Section 401(a) of the Code and all rulings or determinations requested subsequent to the date of that letter, (iv) the most recent summary plan description for each Benefit Plan for which such summary plan description is required by ERISA or other applicable Law and each summary of material modifications prepared, as required by ERISA or other applicable Law, after the last summary plan description, (v) each trust agreement and/or group annuity contract relating to any Benefit Plan and (vi) all material correspondence for the last three consecutive years prior to the Closing Date with the IRS or the United States Department of Labor relating to plan qualification, filing of required forms, or pending, contemplated and announced plan audits.
       (c) Except as disclosed in Section 3.14, each Pension Plan intended to meet the requirements Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that the form of such Pension Plan meets the requirements of Section 401(a) of the Code, or can still be submitted in a timely manner to the IRS for such a letter, and no such determination letter has been revoked nor, to the best of the Seller's, the Company's and each Company Subsidiary's Knowledge, has revocation of any such letter been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, and to the best Knowledge of the Seller, the Company and each Company Subsidiary, nothing has occurred or failed to occur which would cause the loss of such qualification, and all amendments required to be adopted before the Closing Date for any such Pension Plan to continue to be so qualified have been or will be duly and timely adopted. No Pension Plan is or has been subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.
        (d) Each of the Benefit Plans which are sponsored by the Company or any Company Subsidiary: (i) is in substantial compliance with all reporting and disclosure requirements of Part I or Subtitle B of Title I of ERISA or other applicable Law, (ii) has had the appropriate required Form 5500 (or equivalent annual report) filed, timely, with the appropriate Governmental Authority for each year of its existence, (iii) has at all times complied with the bonding requirements of Section 412 of ERISA or other applicable Law, (iv) has no issue pending (other than the payment of benefits in the normal course) nor any issue resolved adversely to the Company or any Company Subsidiary which may subject the Company or any Company Subsidiary to the payment of a material penalty, interest, tax or other obligation, nor is there any basis for any imposition of any such liability, and (v) has been maintained in all respects with the requirements of ERISA and the Code and other applicable Law (including all rules and regulations issued thereunder) not otherwise covered hereunder so as not to give rise to any material liabilities to the Company or any Company Subsidiary.
          (e) Neither the Company nor any Company Subsidiary maintains a voluntary employee benefit association that is intended to be exempt from Federal income tax under Section 501(c)(9) of the Code.
          (f) Except as provided in Section 7.2, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement will not give rise to any, or trigger any, change of control, severance or other similar provisions in any Benefit Plan.
          (g) Neither the Company nor any Company Subsidiary provides material post-retirement medical, health, disability or death protection coverage or contributes to or maintains any Benefit Plan which provides for medical, health, disability or death benefit coverage following termination of employment by any officer, director or employee except as is required by Section 4980B(f) of the Code or other applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage.
          (h) None of the Company, any Company Subsidiary, any officer of the Company or any Company Subsidiary or any of the Benefit Plans (including the Pension Plans) which are subject to ERISA, has engaged in a "prohibited transaction" (as such term is defined in Section 406, 407 or 408 of ERISA or
Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited  transactions  imposed by such Section 4975 or to any liability under
Section 502(i) or (1) of ERISA which would have a material adverse effect on the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has contributed to, or had an obligation to contribute to, a "multiemployer plan" (as that term is defined in Section 4001(a)(3) of ERISA). Except as disclosed in Schedule 3.14, each such Pension Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability (with respect to pension benefits) to the Company or any Company Subsidiary on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any Law or Contract that pertains to the Company or any Company Subsidiary.
     (i) With respect to any Welfare Plan, except as disclosed in Schedule 3.14, (A) each such Welfare Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Part 6 of Title I of ERISA and Section 4980(B)(f) of the Code and (B) each such Welfare Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability (with respect to welfare benefits) to the Company or any Company Subsidiary on or at any time after the consummation of the transactions contemplated by this Agreement without contravening the terms of such plan, or any law or agreement that pertains to the Company or any Company Subsidiary.
    (j) All contributions required by Law or by a collective bargaining or other agreement to be made under the Benefit Plans with respect to all periods through the Closing Date including a pro rata share of contributions due for the current plan year, will have been made by such date or provided for by adequate reserves by the Company and/or each Company Subsidiary. No changes in contributions or benefit levels have been implemented or negotiated (but not yet implemented), with respect to any Benefit Plan since the date on which the information provided in the attached schedule has been provided, and no such changes are scheduled to occur.
            (k) Neither the Company nor any Company Subsidiary has or will have any material liability or obligation for Taxes, penalties, contributions, Losses, claims, damages, judgments, settlement costs, expenses, costs, or any other liability arising out of or in any manner relating to any Benefit Plan, (including but not limited to employee benefit plans such as foreign plans which are not subject to ERISA), that has been, or is contributed to by any entity, whether or not incorporated, which is deemed to be under common control (as defined in Section 414 of the Code), with the Company or any Company Subsidiary.
         (l) Neither the Company nor any Company Subsidiary has incurred a liability for payment of premiums to any fund pursuant to Section 9704 of the Code, which liability has not been satisfied in full.
         3.15 Employment Matters. Except as set forth on Schedule 3.15 attached hereto, neither the Company nor any Company Subsidiary is a party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group, nor is any employee of the Company or any Company Subsidiary represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employees of the Company or any Company Subsidiary. Except as set
forth on Schedule 3.15 hereto, to the Knowledge of the Seller, there are no formal union organizational campaigns or representation proceedings underway or formally threatened with respect to any employees of the Company or any Company Subsidiary nor are there any existing or threatened labor strikes, work stoppages, slowdowns, disputes, grievances, unfair labor practice charges, labor arbitration proceedings or other disturbances affecting any employee of the Company or any Company Subsidiary. Schedule 3.15 contains a true and complete list of the names and titles and total compensation for the preceding fiscal year for all officers and employees of the Company and the Company Subsidiaries who have an annual total compensation equal to or greater than $60,000.
          3.16 Taxes. Except as set forth in Schedule 3.16 hereto or as otherwise provided in this Section 3.16:
                      (a) The Seller, the Company and each Company Subsidiary, as appropriate, has filed or caused to be filed all Tax Returns required to have been filed by, for, or with respect to, the Company or any Company Subsidiary. All Taxes shown as due on all such Tax Returns have been paid. There is no unpaid Tax due and payable by the Company or any Company Subsidiary. No member of the Group has received any notice of any audit or investigation of any Tax Return that includes the operations of the Company or any Company Subsidiary. No material issues have been raised in any examination by any governmental authority with respect to the businesses and operations of the Company or the Company Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed adjustment to the liability for Taxes for any other period not so examined. All Taxes which the Company and the Company Subsidiaries are required by Law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities or are held in separate bank accounts for such purpose.
                      (b) The amounts provided as a liability on the Financial Statements for all Taxes are adequate to cover all unpaid liabilities for all Taxes, whether or not disputed, that have accrued with respect to the period covered by the Financial Statements and for which either the Company or any Company Subsidiary may be liable in its own right or as a transferee of the assets of, or successor to, any Person. There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon the properties or assets of the Company or any Company Subsidiary.
                      (c) Neither the Company nor any Company Subsidiary has granted (or is subject to) any waiver of the period of limitations for the assessment of tax for any currently open taxable period, and no unpaid tax deficiency has been asserted against or with respect to the Company or any Company Subsidiary by a taxing authority.
                      (d) Neither the Company nor any Company Subsidiary is subject to any joint venture, partnership or other arrangement or Contract which is treated as a partnership for Federal income tax purposes. Neither the Company nor any Company Subsidiary has been or is a party to any tax sharing agreement, except any such agreement described in Section 7.3(e).

                      (e)  None of the  assets  of the  Company  or any  Company
         Subsidiary constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which the Company or a Company Subsidiary is not treated as the owner for Federal Income Tax purposes.
                    (f) Neither the Company nor any Company Subsidiary has made or become obligated to make, and will not as a result of any event connected with any transaction contemplated herein become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).
                    (g) The adjusted basis of the assets of the Company for Federal Income Tax purposes at the close of business on December 31, 1995, was not less than $10 million. 3.17 Transactions With Affiliates. Except as set forth in Schedule 3.17 attached hereto, or as contemplated by this Agreement, since February 29, 1996, neither the Company nor any Company Subsidiary has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to any Affiliate of the Seller, including without limitation Brudi, Ltd. (except with respect to remuneration for services rendered as a director, officer or employee of the Company or any Company Subsidiary). Except as set
                                                      -37-
forth in Schedule 3.11, (a) the contracts listed on such Schedule do not include any obligation or commitment between the Company and any Affiliate (other than a Company Subsidiary), and (b) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliate to the Company (other than a Company Subsidiary). Except as set forth on Schedule 3.17, neither Seller nor any Affiliate of Seller, including without limitation Brudi, Ltd., has any ownership interest in or Lien on any asset used primarily in the operations of the Company or any Company Subsidiary.
         3.18 No Broker. Neither the Seller nor the Company (i) has had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement and (ii) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, other than Schroder Wertheim & Co. Incorporated, whose fees and expenses that are unpaid as of the Closing shall be paid by the Seller.
         3.19 Relationships with Customers, Suppliers and Distributors. To the Knowledge of the Seller, no change has occurred since December 31, 1995, with respect to the Company's and the Company's Subsidiaries' relationships, taken as a whole, with their respective distributors, customers or suppliers that would result in a material adverse effect on the Company and the Company Subsidiaries taken as a whole.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that:
         4.1 Organization. The Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein.
         4.2  Execution,  Delivery  and  Performance.  Except  as set  forth  on
Schedule 4.2, the execution, delivery and performance of this Agreement and each agreement or instrument executed in connection herewith or delivered pursuant hereto and the consummation of the transactions contemplated herein will not, with or without the giving of notice or the passage of time, or both, (i) materially conflict with, or result in a violation or breach of, or a default, right to accelerate obligations or indebtedness, or permit loss of rights under, or result in the creation of any Lien, under or pursuant to, any provision of the Buyer's Articles or Certificate of Incorporation or Bylaws or any Law, or any finding, order, judgment, writ, injunction or decree to which the Buyer is a party or by which the Buyer or its assets may be bound or affected; or (ii) require the approval, consent or authorization of, or prior notice to, filing with or registration with, any federal, state or local governmental body or authority, regulatory agency, court, or any other person or entity, except notices and approvals required under the HSR Act.
         4.3 Authorization. The Buyer has full power and authority to enter into, deliver and perform this Agreement, and each agreement or instrument (to which it is a party) executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. The Buyer's execution, delivery and performance of this

Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto and the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement and all agreements or instruments executed by the Buyer in connection herewith or delivered by the Buyer pursuant hereto have been duly executed and delivered by the Buyer and this Agreement and all agreements and instruments executed by the Buyer in connection herewith or delivered by the Buyer pursuant hereto constitute the Buyer's legal, valid and binding obligation, enforceable in accordance with their respective terms.
         4.4 No Broker. The Buyer has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement and is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, other than The Gulf Star Group, Inc., whose fees and expenses shall be paid by the Buyer.
         4.5 Purchase for Investment. The Buyer is acquiring the Company Common Stock and the Brudi Pacific Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, except in accordance with applicable federal and state securities laws.

                                    ARTICLE V
             CERTAIN COVENANTS AND OTHER MATTERS PENDING THE CLOSING
          5.1 Delivery of Disclosure Schedules and Exhibits. On or before April 19, 1996, Seller will deliver to Buyer the disclosure schedules and exhibits required to be provided pursuant to the Agreement.
         5.2 Carry on in Regular Course. Except as provided in this Agreement, including without limitation the Pre-Closing Transactions, from the date of this Agreement until the Closing Date, the Seller shall cause the Company and each Company Subsidiary to carry on its business in the ordinary course and substantially in the same manner as heretofore carried on and use its reasonable efforts to preserve its properties, business and relationships with its suppliers and customers. The Seller will advise the Buyer promptly in writing of any material adverse change in the Company's financial condition or business taken as a whole. In addition, the Seller will advise the Buyer promptly in writing of any transaction or condition arising after the date of the delivery of the schedules hereto that would be required to be disclosed on Schedule 3.7 pursuant to paragraphs (a),(b),(d), (e), (f),(g),(h), (l) or (m) of Section 3.7 hereof, if in existence on the date of this Agreement. The disclosure requirements of this Section 5.2 shall not in any way release the Seller from compliance with the other covenants set forth in this Article V.
         5.3 Distributions. Notwithstanding the provisions of Section 5.2 hereof, between the date hereof and the Closing Date, the Company and any Company Subsidiary may (i) make such cash distributions to its shareholder, in a manner consistent with past practice, as well as any special cash dividends, as the Company or such Company Subsidiary determines in its sole discretion, and (ii) make such cash payments to the Seller and the Seller's Affiliates as may be necessary to settle all intercompany accounts.
         5.4 Indebtedness. Without the prior written consent of the Buyer, the Seller shall not cause or permit either the Company or any Company Subsidiary to: (a) create, incur or assume any indebtedness for borrowed money, (b) mortgage, pledge or otherwise encumber any of its properties or assets, except for Permitted Liens or (c) create or assume any other indebtedness except accounts payable and other liabilities incurred in the ordinary course of business.
         5.5 Issuance of Stock. The Seller shall not cause or permit either the Company or any Company Subsidiary to issue any shares of capital stock of any class or grant any warrants, options or rights to subscribe for any shares of capital stock of any class or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any shares of capital stock of any class.
         5.6 Compensation. The Seller shall not cause or permit either the Company or any Company Subsidiary to grant any increases, except for increases in the ordinary course of its business, in the rate of pay of any of its employees. Except as specifically noted in Schedule 3.14, the Seller shall not cause or permit either the Company or any Company Subsidiary to institute any new employee benefit plan or program.
         5.7 Compliance with Law. The Seller shall cause the Company and each Company Subsidiary to comply in all material respects with all applicable Laws and with all orders of any court or of any federal, state, municipal or other governmental department, non-compliance with which could cause a material adverse change in the Company's assets or properties or a material impairment to the Company's business taken as a whole.
         5.8 Access to Information. Except as set forth in the last sentence of this Section 5.8, between the date of this Agreement and the Closing Date, at the Buyer's expense, the Buyer and its authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of the Company and each Company Subsidiary to conduct such examinations and investigations of the Company and any Company Subsidiary as the Buyer deems necessary; provided, however, that such examinations and investigations: (a) shall be conducted at the offices and during the normal business hours of the Company or such Company Subsidiary, as the case may be; (b) shall not unreasonably interfere with the operations and activities of the Company or such Company Subsidiary, as the case may be; and
(c) shall be subject to the prior approval of the Company or the Company Subsidiary, as the case may be, if the information or documents requested are, in the opinion of an officer of the Seller, of a nature which may compromise the competitive position of the Company or such Company Subsidiary, as the case may be. The Seller shall cause the Company and each Company Subsidiary to cooperate in all reasonable respects with the Buyer's examinations and investigations. Notwithstanding the foregoing, Buyer and Seller agree that Buyer shall not contact any customers, suppliers or distributors of the Company or any Company Subsidiary, or any other third parties, until Buyer has waived, in writing or though the passage of time, its right to terminate the Agreement pursuant to
Section 9.1(b) hereof, at which time the Seller shall use its best efforts to arrange for Buyer to meet with or have discussions with any such customers, suppliers, distributors or third parties provided that Seller shall be present at all such discussions or meetings.
         5.9 Cooperation; Best Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate the transactions contemplated by this Agreement, including, but not limited to, all filings and other actions required under the HSR Act. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. The parties hereto will execute any additional instruments necessary to consummate the transactions contemplated hereby.
         5.10 Consents. The Seller and the Buyer each will use its reasonable best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.
         5.11 Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and any Company Subsidiary and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Seller and the Buyer; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the opinion of its legal counsel, such announcement is required to comply with Law or any listing agreement with any national securities exchange or inter-dealer quotation system and if it first gives written notice to the other party hereto of its intention to make such public announcement.
         5.12 Confidentiality. Notwithstanding any other provision of this Agreement to the contrary, the Buyer agrees that unless and until the transactions contemplated herein are consummated, the Buyer shall remain subject to all of the terms and conditions of the Confidentiality Agreement, dated October 12, 1995, executed and delivered by the Buyer, the terms of which Confidentiality Agreement are incorporated herein by reference; provided, however, the provisions of the Confidentiality Agreement shall be waived as and to the extent necessary to permit public announcements to the extent provided in
Section 5.11 hereof and to provide Seller the rights available to it pursuant to the last sentence of Section 5.8 hereof.
         5.13 Articles and Bylaws. The Seller shall not permit or cause either the Company or any Company Subsidiary to amend its Articles of Incorporation or Bylaws or merge or consolidate with or into any other corporation.
         5.14 Supplemental Information. From time to time prior to the Closing, Seller will promptly disclose in writing to Buyer any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyer or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof. However, notwithstanding the foregoing, no information provided to a party pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement; provided further, if any such breach is disclosed by Seller to Buyer prior to the Closing pursuant to this Section 5.14, and Buyer proceeds with the Closing such breach shall be deemed waived.
         5.15 Exclusivity. During the term of this Agreement, none of the Seller, the Company, the Company Subsidiaries nor any of their respective directors, officers, employees, representatives, agents or Affiliates shall, directly or indirectly, continue, maintain, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets or joint venture not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving the Company or any Company Subsidiary or any division of the Company or any Company Subsidiary, or (ii) any purchase or other acquisition by any Person of Shares, or (iii) any sale or issuance by the Company or any Company Subsidiary of any shares of its capital stock. Seller will promptly advise Buyer of, and communicate to Buyer the terms and conditions of (and the identity of the Person making), any such inquiry or proposal received.
         5.16 Financial Statements and Management Report. Seller agrees to provide to Buyer as soon as practicable after the end of each calendar month (i) consolidated financial statements of the Company, consisting of a balance sheet as of the end of such month and an income statement and statement of cash flows for that month and for the portion of the year then ended and (ii) a copy of any internally prepared monthly management report.

         5.17 Termination of Certain Agreements. Seller shall, and Seller agrees that it shall cause its Affiliates and the Company and the Company Subsidiaries to, and that its Affiliates and the Company and the Company Subsidiaries shall effective as of the Closing, without any cost to the Company or any Company Subsidiary, terminate, rescind, cancel and render void and of no effect, any and all Contracts between the Company or any Company Subsidiary on the one hand and the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries) on the other hand.
         5.18 Environmental Inspection. Buyer, at its expense, may engage an independent engineering firm, reasonably acceptable to Seller, to conduct a phase I environmental inspection of all Real Property and Leased Real Property. Upon receipt of such inspection report Buyer will provide a copy to Seller.
         5.19 Affiliate Relationships. Between the date of this Agreement and the Closing Date, Seller shall take, or shall cause to be taken, such action as may be necessary to terminate or release any direct or indirect interest of, or Lien in favor of, Seller or its Affiliates, including without limitation Brudi, Ltd., in any tangible or intangible property used in the business of the Company or any Company Subsidiary.

                                   ARTICLE VI
               CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING
          6.1 Conditions Precedent to Each Party's Obligations to Closing. The respective obligations of each party to consummate the transactions contemplated by this
                                                      -47-

Agreement on the Closing Date are subject to the satisfaction at or prior to the Closing of the following conditions precedent:
                      (a) no order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the parties hereto shall use their reasonable best efforts to have any such order, decree or injunction vacated or reversed;
                      (b) all applicable requirements under state securities or takeover laws shall have been satisfied; and
                      (c) all applicable waiting periods under the HSR Act shall have expired or terminated, and neither the Federal Trade Commission nor the Department of Justice shall have instituted, or threatened to institute, either before or after the expiration of such waiting period, a proceeding concerning this Agreement or the consummation of the transactions contemplated hereby;
                      (d) the Buyer and Brudi, Ltd. shall have entered into the Brudi, Ltd. Interim Agreement; and
                      (e)  all  of  the  Pre-Closing  Transactions  shall   have
         occurred.
         6.2 Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

                      (a) there shall have occurred no material adverse change in the financial condition or results of operations of the Company from February 29, 1996, to the Closing Date;
                      (b) the Buyer shall have received certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;
                      (c) the representations and warranties of the Seller contained in Article III shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein but without giving effect to any supplemental information provided pursuant to Section 5.14);
                      (d) the Seller shall, in all material respects, have performed all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it on or before the Closing Date;
                    (e) the Buyer  shall  have  received  the  Seller's  Closing
          Certificate;
                    (f)  the  Buyer  shall  have   received   the   resignations
          (effective as of the Closing Date) of all of the officers and directors of the Company and each Company Subsidiary;
                      (g) the Buyer shall have received all of the Articles of Incorporation or similar instruments of the Company and each Company Subsidiary certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of each, and Bylaws or similar instruments of the Company and each Company Subsidiary, certified by the Secretary of State or equivalent Person of the jurisdiction of incorporation of each, the minute book of the Company and each Company Subsidiary, including all stock registers, corporate seals and related materials and certificates of good standing;
                      (h) all proceedings, corporate or other, to be taken by the Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer and the Buyer's counsel; and
                    (i) the Buyer  shall have  received  the Opinion of Seller's and the Company's Counsel.
          6.3 Conditions Precedent to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:
                      (a) the representations and warranties of the Buyer contained in Article IV shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as if those representations and warranties had been made at and as of such time (with such exceptions, if any, necessary to give effect to events or transactions expressly permitted herein);

                      (b) the Buyer shall, in all material respects, have performed all obligations and complied with all covenants contemplated herein that are necessary to be performed or complied with by it on or before the Closing Date;
                    (c) the Seller shall have received the Buyer's Closing Certificate;
                    (d) all proceedings, corporate or other, to be taken by the Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller and the Seller's counsel;
                      (e) the Seller shall be relieved, released or reimbursed for all financial commitments, guaranties, collateral agreements, surety bonds, or similar undertakings the Seller has provided to or on behalf of the Company or any Company Subsidiary (on a direct or indirect basis) which remain outstanding as of the Closing Date;
                      (f) the Seller shall have received the Opinion of Buyer's counsel; and
                      (g) the Seller shall have received the Purchase Price as contemplated by Section 2.2 hereof.

                                   ARTICLE VII
                              ADDITIONAL COVENANTS
       7.1          Employee Benefit Plans and Practices.
          (a)       Employee Benefits Generally.
          (i) Effective on and after the Closing and for a 180 day period thereafter, except as otherwise specifically provided in this Section 7.1, Buyer will continue some or all of the Benefit Plans or will, with respect to any such Benefit Plans that are not continued, provide, or ensure that the Company or a Company Subsidiary provides, individuals who are employed by the Company on the Closing Date (and who are not retired) and who continue in the employment of the Company, any Company Subsidiary, the Buyer or an Affiliate of Buyer after the Closing Date (including those on vacation or leave of absence) ("Continuing Employees") with benefits under Benefit Plans (as defined in Section 3.14(a) of this Agreement) sponsored by the Company or a Company Subsidiary on the same terms and conditions as the Benefit Plans identified on Schedule 3.14(a) on substantially the same basis as such benefits were made available as of the Closing Date and the tax-qualified defined contribution plan described in subsection (b). Such benefit plans shall not include as to a Continuing Employee a waiting or eligibility period or a preexisting condition restriction or limitation and to the extent that any participant, dependent or beneficiary has satisfied any internal limits, deductibles or copayment requirements under the benefit plans, for the year that includes the Closing Date, such amounts will be credited toward the satisfaction of any such requirements under such benefit plans.
          (ii) Except as provided in the following sentence, the Buyer, the Company, the Company Subsidiaries and the Benefit Plans will be responsible for administering and paying claims under the Benefit Plans and any benefit plans established on or after the Closing Date (including, by way of example and not of limitation, benefits payable pursuant to COBRA), regardless of when such claim is or was incurred. The Buyer, the Company and each Company Subsidiary will not be responsible for administering or paying claims under the Brudi, Inc. Profit-Sharing Plan or Seller's seat belt insurance and travel accident insurance plans. The first sentence of this Section 7.1(a)(ii) shall apply in the case of a Benefit Plan which is a "Welfare Plan" (as defined in Section 3.14(b) of this Agreement), only
                                                      -53-
          to the extent that such Welfare Plan is an insured plan (i.e., benefits payable thereunder are provided through an insurance contract issued by an insurance company, by an HMO, PPO or other arrangement, rather than the general assets of the Company or a Company
          Subsidiary). To the extent that any such Welfare Plan is not an insured plan described in the preceding sentence, Seller shall be liable for any payment or benefit that is due under such plan to any individual who is not a Continuing Employee (or the dependent or beneficiary of a Continuing Employee) regardless of when the claim for such payment or benefit is or was incurred, or made, or arises or arose.
     (b) Without limiting the foregoing, the Buyer agrees to adopt, and to maintain during the period beginning on the Closing Date and ending six months following the Closing Date, for the benefit of Continuing Employees, a tax-qualified defined contribution plan that provides benefits that are comparable to or better than under the Brudi, Inc. Profit-Sharing Plan (the "Buyer's Profit-Sharing Plan"). Service recognized under the Brudi, Inc. Profit-Sharing Plan will be recognized for all purposes under the Buyer's Profit- Sharing Plan.

     (c) Prior to the Closing Date, the Company will amend the Brudi, Inc. Profit-Sharing Plan to substitute the Seller as the sponsor of such plan, and to recognize service with Seller and its Affiliates for vesting purposes. Except as provided in the following subsection (d), the obligation of the Brudi, Inc. Profit-Sharing Plan to Continuing Employees of the Company and each Company Subsidiary shall remain with the Brudi, Inc.
Profit-Sharing Plan.
          (d) The Buyer's Profit-Sharing Plan will accept transfers from the Brudi, Inc. Profit-Sharing Plan as "direct rollovers" on behalf of each Continuing Employee who directs such transfer.
          (e) Supplemental Deferred Compensation Plans. Neither the Buyer nor the Company nor any of their Affiliates shall assume any liabilities with respect to any nonqualified deferred compensation plan or arrangement (including but not limited to any supplemental defined benefit plans or any supplemental defined contribution plans) in which Continuing Employees or individuals who terminated or retired from the Company prior to the Closing Date participate. On and after the Closing Date, the Seller shall assume and pay all such liabilities as and when they become due.
          (f) Stay Bonuses. The Seller assumes and agrees to pay all bonuses or other compensation payments pursuant to any arrangement between the Seller, the Company or any Company Subsidiary and any employee, officer or director of the Company or any Company Subsidiary that are conditioned or triggered upon the consummation of the transactions anticipated hereby or that are being made by reason thereof.

          (g) Cooperation. The Buyer and the Seller agree to cooperate in collecting and providing such information as may be required by either in order to discharge their respective obligations under this Section 7.1.
         7.2          Termination: Severance.
         (a) The Seller represents and warrants to the Buyer that (i) subject to paragraph 7.2(b), all Continuing Employees are and will be employed on an "at will" basis - i.e., that their employment may be terminated, without any liability or claim therefor, with or without cause and without the giving of any specified notice, and (ii) none of the Continuing Employees is a party to a Contract or has any claim for benefits of a Contract, relating to his employment other than as set forth in Schedule 3.11 or 3.14.
        (b) The Buyer agrees with the Seller that it will permit the Company and each Company Subsidiary to maintain the employment of the Continuing Employees until at least the ninetieth day following the Closing Date at the same wage and salary rate disclosed on Schedule 7.2B; provided, however, that it may terminate any Continuing Employee's employment with or without cause after such ninetieth day and may terminate such Continuing Employee's employment within such period for misconduct, excessive absenteeism or poor job performance and may change any wage or salary rate after such ninetieth day; and provided, further, that the Company or any Company Subsidiary may alter any job responsibilities or reassign any Continuing Employee to a new or different job at any time.
          (c) To the extent that the Company or a Company Subsidiary terminates the employment of a Continuing Employee within such ninety day period and in
                                                      -56-
violation of (b) above, the Buyer shall cause the Company or the Company Subsidiary, as the case may be, to pay severance to such Continuing Employee equal to one week's Salary for each Year of Service. Severance pay shall be paid in a single sum or in biweekly installments, as determined by the Buyer in its sole discretion. For purposes of this Agreement, the term "Year of Service" means the number of years of service recognized for vesting purposes under the Brudi, Inc. Profit-Sharing Plan and the term "Salary" means, in the case of a salaried employee, his base annual salary divided by 52 and, in the case of an hourly paid employee, his current hourly wage multiplied by 40. The amount of severance pay shall be reduced for applicable income and employment tax withholding and the cost of any coverage under the Buyer's or the Seller's health benefit plan payable by such Continuing Employee.
         7.3          Income Tax Matters.
        (a) Federal Income Taxes in General. The income and other Federal Income Tax items of the Company for periods ending on or before the Closing Date shall be included in the consolidated Federal Income Tax Return of the Group. Except as otherwise provided in this Section 7.3, the Seller shall be responsible for and shall indemnify and hold the Buyer, the Company and the Company Subsidiaries harmless from any Federal Income Taxes of the Company not heretofore paid and shall be entitled to any reductions in Federal Income Taxes or refunds (including interest) not heretofore received for taxable periods of the Group ending before or including the Closing Date. If the Buyer or the
Company receives any such refund, the Buyer shall promptly pay (or cause the Company to pay) the entire amount of the refund (including interest) to the Seller. Except as expressly permitted by this Agreement, as required by a change in Law, or as consented to in writing by Buyer, Seller will not change any tax accounting method, amend any Federal Income Tax Return, or settle any Federal Income Tax dispute in a manner that could, or take any other action intended to, increase the Federal Income Taxes payable by or with respect to the Company for any taxable period beginning after the Closing Date.
        The Buyer and the Company shall be jointly and severally responsible for and shall hold the Seller and all other members of the Group harmless from all Federal Income Taxes of the Company for any taxable period beginning on or after the Closing Date and for (i) Federal Income Taxes resulting from any action of the Buyer or of the Company, at the direction of the Buyer, effective on the Closing Date and (ii) except as required by a change in Law, Federal Income Taxes resulting from any of the following actions taken, without the Seller's written consent, by the Buyer or the Company after the Closing: changing any tax accounting method, amending any Federal Income Tax Return, or settling any Federal Income Tax dispute in a manner that could, or taking any other action intended to, increase the Federal Income Taxes payable by or with respect to the Company for any taxable period ending on or before the Closing Date. The Buyer and the Company shall be entitled to all refunds of Federal Income Taxes (including interest) for taxable periods of the Company beginning on or after the Closing Date.
       (b) State Income Taxes in General. Except as otherwise provided in this Section 7.3, the Seller shall be responsible for preparing and filing the Tax Returns with respect to State Income Taxes of the Company for taxable periods ending on or before the Closing Date. Except as otherwise provided in this Section 7.3, the Seller shall indemnify and hold the Buyer and the Company and the Company Subsidiaries harmless from any State Income Taxes not heretofore paid and shall be entitled to any reductions in State Income Taxes or refunds (including interest) not heretofore received for such taxable periods. If the Buyer or the Company receives any such refund, the Buyer shall promptly pay (or cause the Company to pay) the entire amount of such refund (including interest) to the Seller. Except as expressly permitted by this Agreement, as required by a change in Law, or as consented to in writing by Buyer, Seller will not change any tax accounting method, amend any State Income Tax Return, or settle any State Income Tax dispute in a manner that could, or take any other action intended to, increase the State Income Taxes payable by or with respect to the Company for any taxable period beginning after the Closing Date.
        The Buyer and the Company shall be jointly and severally responsible for and shall indemnify and hold the Seller and all other members of the Group harmless from all State Income Taxes of the Company for any taxable period beginning on or after the Closing Date and for (i) State Income Taxes resulting from any action of the Buyer or of the Company, at the direction of the Buyer, effective on the Closing Date and (ii) except as required by a change in Law, State Income Taxes resulting from any of the following actions taken, without the Seller's written consent, by the Buyer or the Company after the Closing: changing any tax accounting method, amending any State Income Tax Return, or settling any State Income Tax dispute in a manner that could, or taking any other action intended to, increase the Federal Income Taxes payable by or with respect to the Company for any taxable period ending on or before the Closing Date. The Buyer and the Company shall be entitled to all refunds of State Income Taxes (including interest) for taxable periods of the Company beginning on or after the Closing Date.
       If the Company or a Company Subsidiary is required to file any Tax Return with respect to State Income Taxes for a taxable period covering days before and after the Closing Date, the Buyer shall cause such Tax Return to be filed and shall be responsible for the payment of any State Income Tax for such period.
However, the Seller shall pay to the Buyer, as an adjustment to the Purchase Price paid to the Seller, the amount by which the State Income Tax attributable to the period through the Closing Date (excluding any State Income Tax for which the Buyer and the Company are responsible pursuant to the preceding paragraph) exceeds the amount of such tax paid on or before the Closing Date. The State Income Tax attributable to the period through the Closing Date shall be determined (i) as if that period were a separate taxable year and (ii) except as otherwise required by Law, by using the tax accounting methods and tax elections used by the Company (as appropriate) before the Closing Date. In no event, however, shall the State Income Tax attributable to the period through the Closing Date exceed the amount of State Income Tax actually payable by the Company for the entire taxable period. The Seller shall compute the amount of the Company's State Income Tax attributable to the period through the Closing Date (excluding any State Income Tax for which the Buyer and the Company are responsible pursuant to the preceding paragraph) and shall notify the Buyer of such amount in writing no later than 90 days after the Closing Date, accompanied by a detailed calculation which shows how the Seller computed the amount shown. The Buyer shall notify the Seller in writing of the amount of State Income Tax for the entire taxable period at least 30 days before the due date for the filing of the Company's Tax Return with respect to State Income Taxes for the entire period, accompanied by a detailed calculation which shows how the Buyer computed the amount shown. Within 30 days after the date of such notification by the Buyer, the Seller shall pay to the Buyer the excess of (a) the lesser of (i) the amount of State Income Tax determined by the Seller as attributable to the portion of the period through the Closing Date or (ii) the amount of State Income Tax determined by the Buyer as payable for the entire taxable period, over (b) the amount of State Income Tax for the taxable period paid on or before the Closing Date. If the Seller or the Buyer disagrees with the other's computation of any such amount, the disagreement ("State Tax Dispute") shall be resolved pursuant to the provisions of Section 2.5(c) hereof. All State Tax Amounts shall be paid by the Seller to the Buyer within five Business Days after the Independent Accountants make a final determination with respect thereto.
      (c) Taxes Resulting From Section 338 Elections. Notwithstanding any other provision of this Agreement, the parties agree that, if the Buyer makes or is deemed to have made an election under Section 338 of the Code with respect to the Company or any Company Subsidiary, the Buyer shall prepare and file the returns for, be responsible for the payment of, indemnify and hold the Seller harmless from, and be entitled to any refund of any Taxes resulting from the election and any corresponding election(s) under state law.
          (d) Cooperation. The Buyer agrees to cooperate and to cause the Company to cooperate with the Seller to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation, and execution of all Tax Returns with respect to Federal Income Taxes or State Income Taxes and other documents with respect to any taxable period of the Company ending on or before the Closing Date, (ii) contests concerning the Federal or State Income Tax due for any such period, and (iii) audits and other proceedings conducted by income tax authorities with respect to any such period. Within a reasonable time (but not more than 10 days) after the Buyer or the Company receives official notice of any such contest, audit, or other proceeding, the Buyer shall notify or cause the Company to notify the Seller in writing of such contest, audit, or other proceeding. In any case where the Company is responsible under applicable law for the defense of such contest, audit, or other proceeding, the Seller shall have the right to conduct the defense at its expense, whether such contest, audit, or other proceeding commenced before or commences after the Closing Date. Notwithstanding the Seller's obligations under the preceding provisions of this
Section 7.3, the Seller shall have no obligation to pay, indemnify or hold the Buyer or the Company harmless from any Tax imposed or assessed as a result of
(i) the failure of the Buyer or the Company to notify the Seller as required by this Subsection 7.3(d), or the failure of the Buyer or the Company to comply with the provisions of Section 7.5, if and only to the extent that any such failure materially and adversely affects the Seller's ability to respond adequately in a timely manner to the noted contest, audit or other proceeding, or (ii) any action taken by the Buyer or the Company with respect to any contest, audit, or other proceeding without the Seller's written consent, if and only to the extent such action by the Buyer or the Company materially and adversely affects the Seller's ability to conduct or defend against such contest audit or other proceeding. The amount of any income tax indemnification otherwise payable by the Seller under this Agreement shall be reduced by the amount or, in the case of a tax benefit to be realized subsequently, the then-present value of any Federal or State Income Tax benefit to the Buyer or the Company resulting from any adjustment to or change in any tax item relating to the Company for any taxable period ending before or including the Closing Date. Such present value shall be based on a discount rate of 5.75% per annum.
      The Seller agrees to make available to the Buyer or the Company records in the custody of the Seller or of any member of the Group, to furnish other information, and otherwise to cooperate to the extent reasonably required for the filing of Tax Returns with respect to Federal Income Taxes or State Income Taxes and other documents relating to the Company for any taxable period ending after the Closing Date. However, no loss, credit, or other item of the Company may be carried back without the Seller's written consent, which the Seller may withhold in its absolute discretion, to a taxable period for which the Company and the Seller or any other member of the Seller Group filed a consolidated, unitary, or combined return.
          The Seller agrees to cooperate with the Buyer, and the Buyer agrees to cooperate (and cause the Company and each Company Subsidiary to cooperate) with the Seller, to the extent necessary in connection with the filing of any information return or similar document relating to the Buyer's acquisition of the Company and (directly or indirectly) any Company Subsidiary (excluding any election under Section 338 of the Code or similar provision of Law).
          (e)  Termination of  Tax-Sharing  Agreement.  As of the Closing,  this
Section 7.3 shall supersede any and all tax-sharing or similar agreements to which (i) the Company and (ii) the Seller or any corporation affiliated with the Seller are parties. Neither the Company nor the Seller or any such affiliated corporation shall have any obligation or rights with respect to each other under any such prior agreement after the Closing.
         7.4 Use of the Names. The Buyer acknowledges and agrees that, as between the Buyer and the Seller, the Seller has the absolute and exclusive proprietary right to the name "Tredegar" and all symbols and logos incorporating such name. Except as provided below, the Buyer covenants and agrees that it shall not, and after the Closing, shall not cause or permit the Company or any
Company Subsidiary to: (i) use the name "Tredegar" or any other rights associated with the use of the name "Tredegar" or (ii) use any printed materials, signs or graphics that display or imply an affiliation or connection of the Buyer, the Company, any Company Subsidiary or any Affiliate of the Buyer with the Seller or any Affiliate of the Seller; provided, however, that the Company and the Company Subsidiaries may use and distribute up to 120 days following the Closing Date materials prepared prior to Closing with the name "Tredegar" in its ordinary course of business and may continue to use up to such date for internal purposes any manuals, records, programs or other items in existence on the Closing Date bearing such name.
   (b) From and after the Closing Date, Seller and its Affiliates will not directly or indirectly use in any manner any trade name, trademark, service mark or logo used by the Company or any Company Subsidiary (other than "Tredegar") or any word or logo that is similar in sound or appearance; provided, however, Brudi, Ltd. may use and distribute up to 60 days following the Closing Date materials prepared prior to the Closing with the name "Brudi" in its ordinary course of business and may continue to use up to such date for internal purposes any manuals, records, programs or other items in existence on the Closing Date bearing such name.
         7.5 Access to Books and Records. At the Seller's expense, the Seller and its authorized agents, officers and representatives shall have reasonable access after the Closing Date to the properties, books, records, contracts, information and documents of the Company and any Company Subsidiary for any reasonable business purpose, including but not limited to matters relating to federal or state income taxes or the Seller's indemnity under Section 8.2 hereof; provided, however, such access by the Seller (a) shall be conducted during the Company's (or Company Subsidiary's, as the case may be) normal business hours and (b) shall not unreasonably interfere with the Company's (or Company Subsidiary's, as the case may be) operations and activities. The Buyer and the Company shall cooperate in all reasonable respects with the Seller's review of such information, including, without limitation, retaining all such information until the Seller has notified the Buyer in writing that all tax years (including any portion of a tax year) prior to and including the Closing Date have been closed.
     7.6          Noncompetition.
     (a) Seller agrees that from and after the Closing Date until five (5) years after the Closing Date, neither Seller nor any of Seller's Affiliates will, directly or indirectly:
                      (i) engage in, invest in, acquire any securities of, acquire substantially all of the assets of, or merge with any business which conducts activities in the Territory (as hereinafter defined) similar to those conducted by the Company or any of the Company Subsidiaries as of the Closing Date; provided, however, the foregoing covenant shall not restrict the Seller's right to buy up to 10% of the equity securities of any person engaged in such business if any securities of such person are registered under the Securities Exchange Act of 1934, as amended or Seller's right to acquire substantially all of the assets or capital stock of, or merge with, any entity which derives less than 10% of its revenues from a line of business similar to the business conducted by the Company or any of the Company Subsidiaries as of the Closing Date;
                      (ii) solicit, divert or attempt to solicit or divert any party who is, was, or was solicited to become, a customer or supplier of the Company or any of the Company Subsidiaries at the time prior to the Closing Date, provided that this restriction shall not apply to any activity on behalf of a business that does not actually compete with the activities of the Company or any of the Company Subsidiaries as conducted on the date hereof; or
                      (iii) solicit for employment or encourage to leave their employment, any Person who is, or was during the two-year period prior to such solicitation or encouragement, a Continuing Employee.
"Territory" shall mean the United States, Canada, Australia and all other countries in which the Company or any Company Subsidiary has transacted business prior to the Closing Date.

     (b) In the event of actual or threatened breach of the provisions of this Section, Buyer, in addition to any other remedies available to it for such breach or threatened breach, including the recovery of damages, shall be entitled to an injunction restraining Seller and Seller's Affiliates from such conduct.
         (c) If at any time any of the provisions of this Section shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Section shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.
         (d) The provisions of this Section shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by Seller or its Affiliates.
          (e) Notwithstanding the other provisions of this Section 7.6, nothing in this Section 7.6 shall restrict Seller's or any of its Affiliates' ownership of Brudi, Ltd. nor shall it restrict Brudi, Ltd. from engaging in its business as currently conducted. In the event Brudi, Ltd. is no longer an Affiliate of Seller none of the provisions of this Section 7.6 shall be binding on Brudi, Ltd. or its Affiliates.
                                                      -67-

         7.7 Disclosure. Except to the extent required to be disclosed in Federal Income Tax Returns or any other public filing required to be made by Seller, on and after the Closing, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, disclose or use for their own benefit or the benefit of a third party, any confidential information (including financial information, customer lists and supplier information) or any other confidential data of or pertaining to the Company or any Company Subsidiary.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION
         8.1 Limitation on and Survival of Representations and Warranties. (a) The Buyer acknowledges and agrees that no representations or warranties have been made by the Seller in connection with the transactions contemplated by this Agreement, except for those representations and warranties made by the Seller in
Article III hereof. Except to the extent provided in Section 8.2(a) hereof, the Buyer agrees not to assert any claim that the Seller has, and except to the extent provided in Section 8.3(a) hereof, the Seller agrees not to assert any claim that the Buyer has, made any false representation, warranty or statement in connection with the transaction contemplated by this Agreement or omitted to make any statement necessary in order to make the representations, warranties and statements so made not misleading and agrees to waive any right or remedy available by Law in connection with the foregoing.
          (b) Subject to paragraph (a) of this Section 8.1, all remedies for a breach of any representation or warranty contained in this Agreement, or in any agreements
                                                      -68-
or instruments executed in connection herewith or delivered pursuant hereto, shall survive for a period of eighteen months beginning on the Closing Date, but no longer, and shall only be effective with respect to any breach or claim when notice of such breach or claim shall have been given in writing to the other party in breach or against whom indemnification is sought within such period prescribed, provided, however, that the applicable period with respect to Sections 3.16 and 7.3 shall extend until all applicable periods of limitations for assessments of tax have expired (taking into account any extension of any statute of limitation) and, with respect to Section 3.5, there shall be no expiration. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period. Buyer shall not be entitled to pursue any remedy for the breach of any representation or warranty to the extent it was informed of such breach prior to the Closing Date pursuant to Section 5.14 hereof or otherwise was aware of such breach prior to Closing and proceeds with the Closing.
         8.2 Indemnification by the Seller. Subject to the limitations set forth in Sections 8.1, 8.4, and 8.6 hereof, the Seller hereby agrees to indemnify and hold each of the Buyer, the Company and the Company Subsidiaries harmless from and against any and all Losses imposed upon or incurred by the Buyer (a "Buyer's Claim") as a result of or in connection with any of the following:
                      (a) Any material misrepresentation or breach of warranty made by the Seller under Article III of this Agreement or in the Seller's Closing Certificate (provided that the materiality qualification on a representation or warranty and the foregoing materiality qualification will be considered once, not on a cumulative basis);
                      (b) The breach of or default in the performance by the Seller of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement or any agreement or instrument executed in connection herewith or pursuant hereto;
                      (c) Any claims relating to or arising out of the prior Purchase Documents;
                      (d)  The Pre-Closing Transactions; or
                      (e)  The Retained Liabilities.
         8.3 Indemnification by Buyer. Subject to the limitations set forth in Sections 8.1 and 8.4, the Buyer hereby agrees to indemnify and hold the Seller harmless from and against any and all Losses imposed upon or incurred by the Seller (any of such Losses by the Seller, a "Seller's Claim"), as a result of or in connection with any of the following:
                      (a) Any material misrepresentation or breach of warranty made by the Buyer in this Agreement or in any agreement or instrument executed in connection herewith or pursuant hereto (provided that the materiality qualification on a representation or warranty and the foregoing materiality qualification will be considered once, not on a cumulative basis);
                    (b) The breach of or default in the performance by the Buyer of any covenant, agreement or obligation to be performed by the Buyer pursuant to this

         Agreement or any agreement or instrument executed in connection here-with or pursuant hereto;
                    (c) The conduct of the Company's and the Company Subsidiaries' business after the Closing; or
                    (d) The use by the Buyer, the Company or any Company Subsidiary of the name "Tredegar" or any symbol or logo incorporating such name after the Closing Date; or
                    (e) any claims made on or after the Closing Date in respect of any financial commitments, guaranties, collateral agreements, surety bonds or similar understandings provided directly or indirectly by the Seller on behalf of the Company or any Company Subsidiary.
          8.4 Limitation of Liability. Neither the Buyer nor the Seller shall have any liability to indemnify the other unless and until the aggregate amount of its Losses exceeds $250,000, in which event the party seeking indemnity may recover all of its Losses, other than the initial $250,000, provided that recovery for Buyer's Claims pursuant to Section 8.2(a) and (b) shall be limited to (i) 25% of the Purchase Price for all Losses as to which an Indemnity Claim was received by Seller in the first six months following the Closing Date, (ii) 20% of the Purchase Price for all Losses as to which an Indemnity Claim was received by Seller in the seventh through twelfth month following the Closing Date (less any amounts paid by Seller for Losses subject to clause(i)) and (iii) 15% of the Purchase Price for all Losses as to which an Indemnity Claim was received in the thirteenth through eighteenth month following the Closing (less any amounts paid by Seller for Losses subject to clauses (i) and (ii)).
         8.5 Notice of Indemnity Claims. If a party intends to assert a Buyer's Claim or a Seller's Claim (a Buyer's Claim or a Seller's Claim being hereafter referred to as a "Indemnity Claim" in this Section 8.5), the party intending to assert an Indemnity Claim shall provide the party from whom indemnification is sought with notice of such Indemnity Claim within thirty (30) days after receiving notice of such Indemnity Claim. At the time the Indemnity Claim is made and thereafter, any party asserting the Indemnity Claim shall provide the party against which the Indemnity Claim is asserted with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim. If the Indemnity Claim involves a claim by a third party (a "Third Party Indemnity Claim"), the party against which the Third Party Indemnity Claim is asserted may assume at its expense the defense of the claim by the third party, provided that such party against which the Third Party Indemnity Claim is asserted agrees in writing with respect to such Third Party Indemnity Claim that it is obligated hereunder to indemnify and hold any party asserting the Third Party Indemnity Claim harmless in accordance with the terms of this Article 8; and provided, further, that the party asserting the Third Party Indemnity Claim shall be entitled to participate in the defense of such claim at its own expense. The failure of any party against which the Third Party Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.
          8.6 Relationship of Section 7.3 to Sections 8.2, 8.3 and 8.5. Sections 8.2, 8.3 and 8.5 shall not apply to any claim or liability to which Section 7.3 applies. Sections 8.2,
                                                      -72-

8.3, and 8.5 shall apply to tax claims and liabilities to which Section 7.3 does not apply. In addition, Sections 8.2, 8.3 and 8.5 shall apply to any breach of any obligation under Section 7.3. Notwithstanding the foregoing, with respect to the provisions of Section 8.4, the term "Losses" shall include any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys' fees) imposed upon or incurred by the Seller or the Buyer as a result of or in connection with their respective indemnification obligations under Section 7.3.
         8.7 Indemnity Amounts to be Computed on After-Tax Basis. The amount of any indemnification payable under Section 7.3 or any of the preceding provisions of this Article VIII shall be (i) net of any Federal or State Income Tax Benefit realized or the then- present value (based on a discount rate of 5.75%) of any such Income Tax benefit to be realized by the indemnified party (or, where the Buyer is the indemnified party, the Company) by reason of the facts and circumstances giving rise to the indemnification, and (ii) increased by the amount of any Federal or State Income Tax required to be paid by the indemnified party on the accrual or receipt of the indemnification payment. For purposes of the preceding sentence, the amount of any State Income Tax benefit or cost shall take into account the Federal Income Tax effect of such benefit or cost.

                                   ARTICLE IX
                                   TERMINATION
          9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned only as follows:
                                                      -73-

                    (a) at any time prior to the Closing by mutual written consent of the Buyer and the Seller;
                    (b) at any time prior to May 15, 1996, by Buyer if (i) Buyer is not satisfied with the results of its due diligence investigation of the Company and the Company Subsidiaries or (ii) Buyer has not received financing for the Purchase Price on terms and conditions acceptable to it;
                    (c) by the Buyer or the Seller, if the Closing Date shall not have occurred on or before May 31, 1996, (provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in the failure of the Closing Date to occur on or before such date); or
                      (d) by the Buyer or the Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable. 9.2 Effect of Termination.
          If this Agreement is terminated and the transactions contemplated by this Agreement are not consummated pursuant to Section 9.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, provided that the Buyer's obligations contained in this Section 9.2 and Section 5.12 of this Agreement shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.
         9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by all of the parties.
         9.4 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                                  MISCELLANEOUS
         10.1 Entire Agreement. Except as set forth in Section 5.12 hereof, this Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

         10.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of their respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.
         10.3 Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof. Each of the Seller and the Buyer agrees that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the United States District Court for the Eastern District of Virginia or, if such courts shall not have jurisdiction over the subject matter thereof, in the state courts of the Commonwealth of Virginia, and each of the Seller and the Buyer hereby irrevocably and unconditionally agrees to submit to the jurisdiction of such courts for purposes of any such action, suit or proceeding brought in such courts and not to object to the convenience of the forum.
         10.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by Seller without the written consent of Buyer or by Buyer without the written consent of Seller, except that Buyer may assign or grant a security interest in its rights hereunder without such consent to any lender or financial institution providing financing to Buyer, provided such assignment or security interest shall be subject to all rights of Seller under this Agreement.

          10.5 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 10.5:
If to the Seller:               Tredegar Industries, Inc.
                                1100 Boulders Parkway
                                Richmond, Virginia 23225
                                Attention:        Norman A. Scher,
                                                  Executive Vice President

With a copy to:                 Hunton & Williams
                                Riverfront Plaza, East Tower
                                951 East Byrd Street
                                Richmond, Virginia  23219
                                Attention:        C. Porter Vaughan, III, Esq.

If to the Buyer:                Long Reach Holdings, Inc.
                                12300 Amelia Drive
                                Houston, Texas 77045
                                Attention:        D. Michael Buchanan, President
                                Facsimile No.:    713-433-5197

With a copy to:                 Mayor, Day, Caldwell & Keeton, L.L.P.
                                700 Louisiana Street, Suite 1900
                                Houston, Texas 77002
                                Attention:        Jeff C. Dodd, Esq.
                                Facsimile No.:    713-225-7047

          10.6 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together
                                                      -77-
constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.
         10.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
         10.8 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases, Employee Benefit Plans or other understandings or arrangements shall refer to oral as well as written matters.
         10.9 Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.
         10.10 No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement and the Seller and the Buyer assume no liability to any third party because of any reliance on the representations, warranties and agreements of the Seller and the Buyer contained in this Agreement, other than the commitments of the Buyer that are set forth in Sections 7.1 and

7.2 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

         IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the day and year first above written.
                                            TREDEGAR INDUSTRIES, INC.

                                            By:  /s/ Norman A. Scher
                                                 Norman A. Scher
                                                 Executive Vice President



                                             LONG REACH HOLDINGS, INC.



                                              By:   /s/ D. Michael Buchanan
                                                    D. Michael Buchanan
                                                    President

                                  Amendment to Stock Purchase Agreement



          This Amendment to the Stock Purchase Agreement (the "Agreement"), dated March 27, 1996, by and between Tredegar Industries, Inc. ("Seller") and Long Reach Holdings, Inc. ("Buyer") is entered into as of this 12th day of June, 1996.

                                                RECITALS:

         WHEREAS, Seller has agreed to sell, and Buyer has agreed to purchase, all of the issued and outstanding shares of capital stock of the Company and Brudi Pacific, subject to the terms and conditions set forth in the Agreement; and
         WHEREAS, Seller and Buyer wish to amend and supplement certain of the terms and conditions set forth in the Agreement.
         NOW THEREFORE, in consideration of the premises and of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:
                    10.11 Defined terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.
                    10.12 In consideration of Seller's agreement to the terms and conditions of this amendment to the Agreement, Buyer hereby agrees to pay on the execution hereof by wire transfer a non-refundable deposit of $150,000 (the "Deposit"). If the Closing occurs on or before June 19, 1996, the Deposit shall be applied to the Purchase Price. If the Closing does not occur on or before June 19, 1996 (other than as a result of a breach of the Agreement by the Seller, the nonoccurrence of a condition in Section 6.2 or as a result of a termination pursuant to Section 9.1(a) or (d)), the Deposit shall be forfeited.

                    10.13 Section 1.13 of the Agreement is hereby amended and restated to read as follows:
                     1.13      Closing Date.  "Closing Date" shall mean June 19,
                      1996.

                    10.14 The first sentence of Section 2.2 shall be amended and restated to read as follows:

                      The aggregate purchase price to be paid by the Buyer to the Seller for the Company Common Stock and the Brudi Pacific Stock shall be $18,050,000 (the "Purchase Price"), which amount (less the Deposit, if not forfeited) shall be paid by wire transfer in immediately available funds and which amount shall be subject to adjustment as provided in
                      Section 2.5 and paragraph 7 of the Amendment to the Stock Purchase Agreement, dated June 12, 1996.
                    10.15 Exhibit 2.2 shall be amended and restated to read as set forth in the Revised Exhibit 2.2 attached hereto.

                    10.16 Section 2.5 of the Agreement shall be amended and restated to read as follows:
                      2.5       Purchase Price Adjustment.

                                (a) Within 20 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth the Closing Date Net Working Capital Amount and the Settlement Amount (the "Closing Date Working Capital
                      Statement").

                                (b) Within 30 days after the Closing Date, Buyer
                      and Seller shall retain a nationally recognized independent accounting firm (not currently serving as an auditor for Buyer or Seller) acceptable to both Seller and Buyer (the "Independent Accountant") to resolve any disputes concerning the Closing Date Working Capital Amount.

                                (c) During the 15 day period following  Seller's
                      delivery of the Closing Date Working Capital Statement, Buyer and Seller shall attempt to reach an agreement as to the inventory included in the Closing Date Net Working Capital Amount (the "Closing Inventory"). If no such agreement is reached, then (i) Seller and Buyer shall each submit to the Independent Accountant in writing not later than 15 days after the delivery of the Closing Date Working Capital Statement their respective positions with respect to the Closing Inventory together with such supporting documentation as they deem necessary or as the Independent Accountant requests and (ii) the Independent Accountant shall, within 30 days after receiving the positions of both Seller and Buyer and all supplementary documentation requested by the Independent Accountant, render its decision as to the Closing Inventory, which decision shall be final and binding on, and nonappealable by, Seller and Buyer. The fees and expenses of the Independent Accountant shall be paid one-half by Buyer and one-half by Seller. The decision of the Independent Accountant as to the Closing Inventory shall be included in the final Closing Date Working Capital Statement and used to determine the Settlement Amount payable pursuant to paragraph (f) below.

                                (d) With  respect to all items  included  in the
                      Closing Date Working Capital Statement, other than the Closing Inventory (the "Remaining Working Capital"), Buyer may object to any such item by delivery of a written statement delivered to Seller (the "Adjustment Statement") within 30 days of receipt of the Closing Date Working Capital Statement. The Adjustment Statement shall set forth in detail all adjustments in the Remaining Working Capital proposed by Buyer. All such adjustments shall be incorporated into the Closing Date Working Capital Statement unless Seller shall object in writing to such proposed adjustments within 30 days of delivery by Buyer to Seller of the Adjustment Statement. If Seller does object in writing within 30 days to any such proposed adjustments (the proposed adjustment or adjustments to the Closing Date Net Working Capital Amount as to which Seller objects are referred to herein as the "Contested Adjustments" and Seller's objection notice is referred to herein as the "Contested Adjustment Notice"), Buyer and Seller shall use reasonable efforts to resolve their dispute regarding the Contested Adjustments.

                                (e) If a final resolution of the Contested Adjustments is not obtained within 10 days after Seller delivers to Buyer such Contested Adjustment Notice, Buyer and Seller shall retain the Independent Accountant to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is so retained, then (i) Seller and Buyer shall each submit to the Independent Accountant in writing not later than 30 days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments together with such supporting documentation as they deem necessary or as the Independent Accountant requests and (ii) the Independent Accountant shall, within 30 days after receiving the positions of both Seller and Buyer and all supplementary documentation requested by the Independent Accountant, render its decision as to the Contested Adjustments, which decision shall be final and binding on, and nonappealable by, Seller and Buyer. The Independent Accountant shall not be bound to adopt one position or the other. The fees and expenses of the Independent Accountant shall be paid one-half by Buyer and one-half by Seller. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final amounts of the Closing Date Working Capital Amount and the Settlement Amount (the "Settlement Amount Certificate"). The Closing Date Working Capital Statement shall be deemed to include all proposed adjustments not disputed by Seller and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments and the Closing Inventory.

                                (f)           On or before the Settlement Date,
                      either:

                                                  (i) If the  Settlement  Amount
                                is a positive number (i.e., the Closing Date Net Working Capital Amount is less than the Net Working Capital of the Company and the Company Subsidiaries on a combined basis, as of February 29, 1996), Seller shall pay the Settlement Amount in cash to Buyer, plus interest thereon from but not including the Closing Date to and including the date on which payment is made at a rate per annum equal to 5.75 percent; or

                                                  (ii) If the Settlement  Amount
                                is a negative number (i.e., the Closing Date Net Working Capital Amount is greater than the Net Working Capital of the Company and the Company Subsidiaries on a combined basis, as of February 29,

                              1996), Buyer shall pay to Seller in cash the amount by which the Settlement Amount is less than zero, plus interest thereon from but not including the Closing Date to and including the date on which payment is made at a rate per annum equal to
                              5.75 percent. 10.17 Seller and Buyer each acknowledge that Coopers & Lybrand, L.L.P. conducted a physical inventory of the Company as of May 17, 1996, and that Coopers & Lybrand, L.L.P. has delivered to Buyer and Seller a report, dated May 30, 1996, as to the Schedule of Inventory of Brudi, Inc. (the "Schedule"). In addition, Coopers & Lybrand, L.L.P. has prepared a Schedule of Net Working Capital (excluding inventory) of Brudi, Inc. (the "C&L Report"). Buyer acknowledges that Seller intends to use the Schedule and the C&L Report as a basis for preparing the Closing Date Working Capital Statement, subject to any transactions and necessary adjustments arising from the conduct of the Company's business (i) between May 17, 1996 and the Closing Date, in the case of inventory and
                              (ii) between April 1, 1996 and the Closing Date, in the case of all Net Working Capital items, other than inventory. Seller acknowledges that Buyer disagrees with the appropriateness of certain reserves established by the Company against the respective carrying values of a number of categories or classifications of inventory, which categories or classifications were contained in the work papers supporting the Schedule. Seller further acknowledges that Buyer has the right, pursuant to Sections 2.5(c), (d) and (e), to object to any item on the Closing Date Working Capital Statement, including the individual inventory reserves or the classification accorded to certain items. The Independent Accountant will be provided with the workpapers of Coopers & Lybrand, L.L.P., but will be authorized to make its own determinations relating to inventory items. Any disputes as to Closing Inventory or Contested Adjustments shall be resolved as provided in Sections 2.5(c), (d) and (e) of the Agreement.

      10.18     Section 6.2(g) shall be amended and restated to read as follows:

                      (g) the Buyer shall have received (i) a copy of the Articles of Incorporation of the Company, as amended, and a good standing certificate certified by the Secretary of State or equivalent Person of its jurisdiction of incorporation, (ii) a copy of the bylaws of the Company certified by the Company's corporate secretary, (iii) a copy of the Articles of Incorporation and bylaws, as amended, or equivalent instruments, of each Company Subsidiary certified by a duly authorized Person and (iv) the minute book of the Company and each Company Subsidiary, including all stock registers, corporate seals and related materials.

             10.19 The last sentence of Section 8.1(b) is hereby amended and restated as follows:

                      Buyer shall not be entitled to pursue any remedy for the breach of any representation or warranty to the extent it was informed of such breach prior to June 12, 1996, by virtue of amendments to the Schedules. A complete set of the final Schedules, as amended, is attached hereto.

           10.20 Section 8.2 is hereby amended by adding a new clause (f) as follows:

                      f. Any claim as to the ownership of, or option or right to acquire, any shares of capital stock of the Company. The provisions of Section 8.1, 8.4 and 8.7 shall not apply to any claims or Losses covered by this Section 8.2(f), and for the purposes hereof any claims or Losses covered by this Section 8.2(f) shall not be taken into account for the purposes of computing the limitations under Section 8.4.

         10.21 The Agreement shall be amended by inserting a new Section 7.8 that reads as follows:

                    7.8.      Obligations With Respect to Series E Sideshifter.

                                (a) During the ten-year  period  commencing upon
                      the Closing Date, Seller covenants and agrees that it shall indemnify and hold each of the Buyer, the Company and the Company Subsidiary (the "Buyer Group") harmless from and against any and all Losses imposed upon or incurred by the Buyer Group as a result of or in connection with the design, manufacture or sale of, or any defect or failure or alleged defect or failure in any Series E Sideshifter manufactured or distributed prior to the Closing Date by the Company, the Company Subsidiary, Brudi U.K. or Brudi New Zealand or any kits provided pursuant to the Product Improvement Program prior to the Closing Date, or any kits supplied thereafter that are comparable in all material respects to kits provided prior to the Closing Date. Buyer, the Company or the Company Subsidiary, as the case may be, shall be required during such ten-year period, to the extent a Third Party Indemnity Claim is involved, to follow the procedures set forth in Section 8.5 and Seller shall assume the defense of all such claims at its expense. The provisions of Sections 8.1, 8.4 and 8.7 shall not apply to any claims or Losses covered by this Section 7.8, and for the purposes hereof any claims or Losses covered by this Section 7.8 shall not be taken into account for the purposes of computing the limitations under Section 8.4.

                                (b) Seller and Buyer agree that the Company shall retain primary responsibility for administering the Company's Product Improvement Program for the Series E Sideshifter (the "Product Improvement Program") by taking the actions outlined on Schedule 7.8 attached hereto.
                      Buyer shall provide Seller on a monthly basis with an accounting of all reimbursable costs, as provided in
                      Schedule 7.8, incurred in connection with the Product Improvement Program. Any such reimbursable costs shall first be applied against the Company's reserve for the Series E Sideshifter Product Improvement Program on the Company's books and records as of the Closing Date (calculated in a manner consistent with the reserve set forth in the C&L report) before Seller shall have any reimbursement obligations; provided that thereafter Seller shall reimburse the Company for such costs.

                                (c) Seller shall at its cost compile all records
                      relating to the production and shipment of the Series E Sideshifter and the Product Improvement Program and leave one duplicate copy of such records at Brudi's offices. Buyer will administer the Product Improvement Program in a manner consistent with prior practice, as set forth in
                      Schedule 7.8.
                      In addition, Buyer agrees to:

                                                  (i)  notify  the Seller of any
                                inquiry or communication received by the Buyer, the Company, the Company Subsidiary or Brudi New Zealand with respect to the Product Improvement Program or the Series E Sideshifter;

                                                  (ii) in the event of any third
                                party litigation with respect to the Series E Sideshifter or the Product Improvement Program,
                              forward to Seller all court papers and related documents, cooperate with Seller and make available to Seller any Company documentation and personnel who may be reasonably necessary, as witnesses or otherwise, in connection with litigation; provided, that Seller shall reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses related to the foregoing; and

                                                  (iii) cooperate with Seller in
                                a spirit of good faith to eliminate or minimize any Losses that might be incurred by the Buyer Group in connection with the matters described in this Section 7.8; provided, that Seller shall reimburse Buyer for all reasonable and documented out-of-pocket costs and expenses related to the foregoing.

                                (d) Seller has informed  Buyer that prior to the
                      Closing, the Company will have sent out notices under the Product Improvement Program to all customers and dealers of the Series E Sideshifter known to the Company as of the Closing. The Buyer's Group's responsibilities to continue the Product Improvement Program are solely set forth in this Section 7.8 and Schedule 7.8.

         10.22 The Agreement shall be amended by inserting a new Section 7.9 that reads as follows:

                      7.9 Frito Lay Receivable. The Company has an outstanding account receivable from Frito Lay in the amount of approximately $114,900 (the "FL Receivable"). Buyer agrees to use commercially reasonable efforts to collect the FL Receivable and to provide services reasonably requested by Frito Lay, such as supplying parts or service at the Company's customary rates and in accordance with the applicable warranty policy, with respect to all products manufactured by the Company and sold to Frito Lay. In the event the amount of the FL Receivable, as reflected on the final Closing Date Working Capital Statement, is not paid in full within 180 days of the Closing Date, the Company shall have the option to assign the FL Receivable to Seller in consideration for a cash payment equal to the remaining unpaid portion thereof; provided that in such event Buyer and the Company will continue to cooperate with Seller to collect in full the FL Receivable. Buyer agrees that payments from Frito Lay shall be applied to the invoice number(s) indicated on such payment and, if no invoice number is indicated, to those invoices outstanding as of the Closing Date. The provisions of Article VIII of the agreement shall not apply to any claim or liability arising pursuant to this
                      Section 7.9. In the event Seller reimburses Buyer for any unpaid portion of the FL Receivable and thereafter Buyer or the Company receives a payment for all or a portion of the FL Receivable, Buyer or the Company will promptly remit such amount to Seller.

                      10.23 Buyer hereby acknowledges that it has waived its right to terminate the Agreement pursuant to Section 9.1(b) of the Agreement. If Buyer does not receive financing for the Purchase Price on terms and conditions acceptable to it on or before June 19, 1996, then Seller may terminate the Agreement and retain the Deposit, but Buyer shall not otherwise be liable to Seller for failure to close the transactions contemplated hereby.

           10.24 Section 9.1(c) is hereby amended by changing "May 31, 1996" to "June 19, 1996."

                                                  -90-
         IN WITNESS  WHEREOF,  the parties  have caused this  Amendment to Stock
Purchase Agreement to be duly executed as of the day and year first above written.

                           TREDEGAR INDUSTRIES, INC.


                           By:  /s/ Norman A. Scher
                                    Norman A. Scher
                                    Executive Vice President



                           LONG REACH HOLDINGS, INC.



                           By:   /s/ D. Michael Buchanan
                                    D. Michael Buchanan
                                    President